EXHIBIT 10.1

ASSET PURCHASE AGREEMENT
AMONG
SOUTHERN SAW ACQUISITION CORPORATION
(“Buyer”)
and
SOUTHERN SAW HOLDINGS, INC.
and
SOUTHERN SAW SERVICE, L.P.
(collectively, “Sellers”)
October 11, 2006

ii

EXHIBITS, SCHEDULES AND DISCLOSURE LETTER

Exhibits
Exhibit A	—	Steps Required for Compliance with Bulk Sales Law
Exhibit B	—	Investment Real Estate
Exhibit C	—	Prepaid Expenses
Exhibit D	—	Seller Contracts
Exhibit E	—	Assumed Seller Contracts
Exhibit F	—	Form of Escrow Agreement
Exhibit G	—	Allocation of the Purchase Price
Exhibit H	—	Financial Statements
Exhibit I	—	Required Consents
Exhibit J	—	Form of Noncompetition Agreement
Exhibit K	—	Form of New Boyle Noncompetition Agreement
Exhibit L	—	Form of Opinion of Counsel to the Sellers and the Holdings ESOP
Exhibit M	—	Seller Contracts Requiring Changes
Exhibit N	—	Accrued Expenses
Exhibit O	—	Form of Opinion of Counsel to the Buyer

Schedules
Schedule 2.3(a)(2)		Trade Accounts Payable (to be delivered at Closing)
Schedule 2.3(a)(3)		Accrued Expenses (to be delivered at Closing)
Schedule 2.4		Acquired Intangibles and Goodwill (to be delivered at Closing)

Disclosure Letter
Section 2.2(g)		Sellers’ Contracts Other Than Assumed Seller Contracts
Section 2.2		Certain Excluded Assets
Section 4.1		Directors and Officers of Holdings
Section 4.9		Certain Events Since Most Recent Fiscal Year End
Section 4.10		Certain Listed Liabilities
Section 4.12		Certain Tax Matters
Section 4.12		States and Localities for Tax Filings
Section 4.13		Certain Matters Relating to the Property
Section 4.13(e)		Unsatisfactory Aspects of the Structures
Section 4.13(i)		Certain Permitted Exceptions
Section 4.13(j)		Tax Information for Owned Real Property
Section 4.13(k)		Delinquent Tenants for Investment Real Property
Section 4.14(a)		Intellectual Property Owned or Licensed
Section 4.14(b)		Adverse Matters Concerning Intellectual Property
Section 4.17		Seller Contracts
Section 4.18		Terms of Cash Discount or Customer Rebate Programs
Section 4.20		Sellers’ Insurance Policies
Section 4.21		Litigation and Investigations
Section 4.22		Sellers’ Standard Terms and Conditions
Section 4.23		Sellers’ Product Liability
Section 4.24		Employees
Section 4.25		Employee Benefit Plans
Section 4.27		Certain Environmental Matters
Section 4.27(h)		Persons Handling Sellers’ Hazardous Substances
Section 4.28		Certain Business Relationships with the Sellers

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (as hereinafter defined, this “Agreement”) is made and entered into effective as of October 11, 2006, by and among SOUTHERN SAW ACQUISITION CORPORATION, a Delaware corporation (the “Buyer”), SOUTHERN SAW HOLDINGS, INC., a Georgia corporation (“Holdings”), and SOUTHERN SAW SERVICE, L.P., a Georgia limited partnership (“Southern Saw,” collectively with Holdings, “Sellers,” and each of Southern Saw and Holdings, without distinction, a “Seller”). The Buyer and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” This Agreement has been joined in by KASCO CORPORATION, a Delaware corporation (“Kasco”), the parent corporation of Buyer, as Buyer’s Guarantor, by execution of the Joinder of Buyer’s Guarantor appearing at the end of this Agreement.
Background
     The Sellers are in the Business (as hereinafter defined) throughout the United States. The Holdings ESOP (as hereinafter defined) owns all of the outstanding capital stock of Holdings, and Holdings and Davis Family Enterprises, LLC own all of the outstanding equity interests of Southern Saw. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the Acquired Assets in return for cash and the assumption of the Assumed Liabilities, all pursuant to the terms of this Agreement.
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:
Terms
     1. DEFINITIONS.
          “AAA” shall mean the American Arbitration Association.
          “Accrued Expenses” shall have the meaning set forth in Section 2.3 of this Agreement.
          “Acquired Assets” shall have the meaning set forth in Section 2.1 of this Agreement.
          “Acquired Fixed Assets” shall mean all fixed assets (including the manufacturing facility and the land upon which it rests) and service equipment used by Southern Saw in the conduct of its business.
          “Acquired Fixed Asset Value” shall have the meaning set forth in Section 2.6.
          “Acquired Intangibles and Goodwill” shall have the meaning set forth in Section 2.1(f).
          “Acquired Working Capital” shall have the meaning set forth in Section 2.5(b) of this Agreement.
          “Adverse Consequences” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, environmental investigation and remedial costs, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
          “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act.

          “Affiliated Group” shall mean any affiliated group of corporations within the meaning of Code Sec. 1504.
          “Aged Receivables” shall have the meaning set forth in Section 2.2(c) of this Agreement.
          “Agreement” shall mean this Asset Purchase Agreement and any written amendment hereto executed and delivered by the Parties.
          “Assumed Liabilities” shall have the meaning set forth in Section 2.3(a) of this Agreement.
          “Assumed Customer Contracts” shall have the meaning set forth in Section 4.17 of this Agreement.
          “Assumed Seller Contracts” shall have the meaning set forth in Section 2.3(a) of this Agreement.
          “Basis” shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
          “Boyle” shall mean Peter J. Boyle.
          “Boyle Agreement” shall mean Sellers’ Restated Employment Retention Agreement dated July 28, 2006 with Boyle, as such agreement may have been contingently restated or amended in contemplation of closing of the sale by Sellers to Buyer, which provides for gross severance pay and benefits equal to the sum of (A) two years of salary and bonus determined in the manner set forth in the Boyle Agreement, and (B) two years of certain employee benefits as specified in the Boyle Agreement.
          “Bulk Sales Laws” shall mean the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) of the State of Georgia, as referenced in Exhibit A to this Agreement.
          “Business” shall mean shall mean any or all of (a) the business of producing, storing, transporting, sharpening, selling, or leasing sharp edge blade products for the meat business, the bakery business, and the wood pallet business, and (b) the business of providing repair services for sharp edge, oven, wall sanitizing, ice machine, compressor and aquarium tank equipment or products located in retail grocery stores, butcher shops, bakeries, restaurants, meat packing houses, meat processing houses, or meat slaughter houses.
          “Business Day” shall mean a day other than a Saturday, a Sunday, or a day on which banks located in Atlanta, Georgia are required or permitted by law to remain closed.
          “Buyer” shall have the meaning set forth in the preface above.
          “Buyer’s Guarantor” shall mean Kasco Corporation, a Delaware corporation that is the owner of 100% of the equity securities of Buyer.
          “Cash In” shall mean any cash received by the Sellers during the Stub Period (including but not limited to cash and credit card sales) except that if any of the receipts were for Aged Receivables (which are Excluded Assets), then such receipts shall be excluded from Cash In.
          “Cash Out” shall mean, without duplication:
          (a) any cash paid out by the Sellers during the Stub Period for Trade Accounts Payable or Accrued Expenses included in the calculation of the Preliminary Purchase Price as of the Effective Date; and
          (b) Trade Accounts Payable or Accrued Expenses (including payroll and payroll related expenses for the Stub Period) related to the ongoing business of the Sellers created during the Stub Period;

Notwithstanding the foregoing, Cash Out shall not include: (1) any cash payments (e.g., sales tax payments, legal/consulting fees related to the acquisition, severance payments to terminated employees, etc.) made during the Stub Period that (A) relate to Liabilities that are not included in the Trade Accounts Payable or Accrued Expenses used as a basis for the calculation of the Purchase Price as of the Effective Date, and (B) do not relate to the ongoing business; or (2) any cash payment made during the Stub Period for a Liability incurred prior to October 1 that was not included in Trade Accounts Payable or Accrued Expenses as of the Effective Date.
          “CERCLA” shall have the meaning set forth in Section 4.27(h) of this Agreement.
          “Closing” shall have the meaning set forth in Section 2.11 of this Agreement.
          “Closing Date” shall have the meaning set forth in Section 2.11 of this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Disclosure Letter” shall have the meaning set forth in Section 4 of this Agreement.
          “Dispute Notice” shall have the meaning set forth in Section 2.8(a) of this Agreement.
          “Effective Date” shall mean October 1, 2006, the date when the consummation of the transactions contemplated hereby shall be deemed to have occurred notwithstanding that the Closing is occurring as of the date of this Agreement.
          “Employee Benefit Plan” shall mean any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.
          “Employee Pension Benefit Plan” shall have the meaning set forth in ERISA Sec. 3(2), codified at 29 U.S.C. §1002(2).
          “Employee Welfare Benefit Plan” shall have the meaning set forth in ERISA Sec. 3(1), codified at 29 U.S.C. §1002(1).
          “Employment Schedule” shall have the meaning set forth in Section 6.1.
          “Engaged Banker” shall mean Slusser Associates, Inc. and any investment banking firm with which Peter Slusser is affiliated, the financial advisor who has been engaged by and shall be compensated solely by the Sellers in connection with the transactions contemplated by this Agreement.
          “Environmental Laws” shall mean any federal, state or local law, statute, final regulation, rule, ordinance, code, policy, permit, license, judgment or order, or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment to which the Sellers or any of their respective assets or properties is subject relating to (a) emissions, discharges, or releases of Hazardous Substances, (b) the generation, processing, manufacture, distribution, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, in each case as in effect on the date of this Agreement, or (c) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, reclamation or remediation activities, environmental matters, the protection of public health and safety from environmental or health concerns, or otherwise relating to environmental conditions.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “Escrow Agent” shall mean One Georgia Bank, a Georgia Corporation.
          “Escrow Agreement” shall have the meaning set forth in Section 2.7(a) of this Agreement.
          “Escrow Amount” shall have the meaning set forth in Section 2.7.
          “Escrowed Proceeds” shall have the meaning set forth in Section 2.7.
          “Estimated Purchase Price” shall have the meaning set forth in Section 2.6 of this Agreement.
          “Excluded Assets” shall have the meaning set forth in Section 2.2.
          “Financial Statements” shall have the meaning set forth in Section 4.7 of this Agreement.
          “For Cause” shall mean any termination by the Buyer of a former employee of Sellers hired under Section 6.1 as a result of such employee’s (a) actual or attempted embezzlement, (b) conviction (or a plea bargain admitting criminal guilt or no contest) of a crime involving dishonesty, fraud, or breach of trust, (c) misappropriation, or attempted misappropriation, of any of the Buyer’s material business opportunities, including violation of any noncompetition agreement with the Buyer, (d) alcohol or illegal drug abuse (1) while on the job, or (2) that otherwise has a material adverse effect on job performance, (e) unlawful harassment of any employee or other business associate of the Buyer, (f) insubordination of a type and degree that reasonably would be expected to result in dismissal from employment, or (g) any other willful nonfeasance, misfeasance, or malfeasance in the performance of duties.
          “GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.
          “Grant Thornton” shall have the meaning specified in Section 2.5(a) of this Agreement.
          “Hazardous Substances” shall mean all (a) substances which contain substances defined in or regulated under the Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) substances with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; (e) hazardous wastes or solid wastes, within the meaning of any Environmental Laws; (f) solid, hazardous, dangerous or toxic chemicals, materials, wastes or substances, within the meaning of and regulated by any Environmental Laws; (g) radioactive materials; (h) asbestos-containing materials that represent a health hazard, and (i) polychlorinated biphenyls, including without limitation, any such pollution or contamination and any materials defined, listed, identified or under or described in any Environmental Laws.
          “Holdings ESOP” shall mean the Southern Saw Holdings, Inc. Employee Stock Ownership Plan and Trust, which is the sole owner of issued and outstanding equity securities of Holdings.
          “Indebtedness” shall mean all indebtedness or other obligation of the Sellers, or either of them, for borrowed money, whether current, short-term or long term, secured or unsecured, capitalized lease obligations, and all accrued interest, premiums, penalties and other monetary obligations relating thereto.
          “Indemnified Party” shall have the meaning set forth in Section 8.4(a) of this Agreement.
          “Indemnifying Party” shall have the meaning set forth in Section 8.4(a) of this Agreement.
          “Indemnity Basket” shall have the meaning set forth in Section 8.5(a) of this Agreement.
          “Indemnity Cap” shall have the meaning set forth in Section 8.5(b) of this Agreement.

          “Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations- in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, brand names, designs and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, mask works and copyrights therein, including all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including research and development, know-how, discoveries, formulas, compositions, processes, procedures, methods, techniques, technical data, operating and maintenance manuals, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including source code, data, tools, modules, databases and related documentation), Internet websites and domain names and applications and registrations in connection therewith, (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).
          “Investment Real Estate” shall mean the real property of Southern Saw referenced in Exhibit B, constituting all of the real property owned by Sellers except for the real property included in the Acquired Fixed Assets;
          “Knowledge” shall mean: (a) with respect to Sellers, the actual knowledge of either Holdings or Southern Saw, as established by direct or circumstantial evidence; and (b) with respect to the Buyer, the actual knowledge, as established by direct or circumstantial evidence, of any of Luke E. Fichthorn III, Larry Maingot, or Brian E. Turner; provided, however, that any matter set forth in this Agreement or in any Exhibit or Schedule hereto, or in the Disclosure Letter shall be deemed within the Knowledge of the Buyer.
          “Lease” shall have the meaning set forth in Section 4.13 of this Agreement.
          “Leased Property” shall have the meaning set forth in Section 4.13 of this Agreement.
          “Liability” shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any liability for Taxes.
          “Long Term Contract” shall have the meaning set forth in Section 4.17 of this Agreement.
          “Most Recent Balance Sheet” shall mean the balance sheet contained within the Most Recent Financial Statements.
          “Most Recent Financial Statements” shall have the meaning set forth in Section 4.7(a) of this Agreement.
          “Most Recent Fiscal Month End” shall have the meaning set forth in Section 4.7(a) of this Agreement.
          “Most Recent Fiscal Year End” shall have the meaning set forth in Section 4.7(a) of this Agreement.
          “Multiemployer Plan” shall have the meaning set forth in ERISA Sec. 3(37), codified at 29 U.S.C. § 1002 (37).
          “New Boyle Noncompetition Agreement” shall have the meaning set forth in Section 7.1(p).
          “Noncompetition Agreement” shall have the meaning set forth in Section 7.1(o) of this Agreement.

          “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
          “Offer Letter” shall have the meaning specified in Section 5.1 of this Agreement.
          “Owned Property” shall have the meaning set forth in Section 4.13 of this Agreement.
          “Party” shall have the meaning set forth in the preface above.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation.
          “Pension Plan” shall mean the defined benefit pension plan that Holdings maintains for employees of Sellers.
          “Permitted Exceptions” shall have the meaning set forth in Section 4.13 of this Agreement.
          “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity, or a governmental entity (or any department, agency, or political subdivision thereof).
          “Prepaid Expenses” shall mean the prepaid expenses and deposits of Southern Saw and Holdings as set forth on Exhibit C to this Agreement.
          “Prohibited Transaction” shall have the meaning set forth in ERISA Sec. 406, codified at 29 U.S.C. § 1106, and Code Sec. 4975.
          “Property” shall have the meaning set forth in Section 4.13 of this Agreement.
          “Property Taxes” shall have the meaning set forth in Section 2.12(a) of this Agreement.
          “Purchase Price” shall have the meaning set forth in Section 2.4 of this Agreement.
          “Required Consents” shall have the meaning set forth in Section 7.1(e) of this Agreement.
          “Retained Liabilities” shall have the meaning set forth in Section 2.3(b) of this Agreement.
          “Representatives” shall have the meaning set forth in Section 5.4 of this Agreement.
          “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Security Interest” shall mean any mortgage, pledge, lien, encumbrance, charge, restriction on transfer, conditional sales agreement, deed of trust or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, none of which secure obligations presently in default, (b) liens for ad valorem and similar Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements or other Indebtedness, if any, to be assumed by the Buyer, none of which secure obligations presently in default, (d) those Permitted Exceptions defined in Section 4.13(i) of the Disclosure Letter; and (e) other immaterial liens imposed by law, or otherwise arising, in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
          “Sellers” shall have the meaning set forth in the preface above, and “Seller” shall mean either of them, without distinction.
          “Seller Contracts” shall have the meaning set forth in Section 2.1(f) of this Agreement.

          “Sellers’ Accountants” shall mean George A. Pennington & Co., LLC, the independent certified public accountants that audited the Financial Statements of the Sellers for the fiscal years of the Sellers ended June 30, 2004, June 30, 2005, and June 30, 2006.
          “Set-Aside Program” shall mean an affirmative action, minority set-aside, diverse business enterprise, minority business entity participation goal, historically under-utilized business participation goal or similar program.
          “Statement of Assets Acquired” shall have the meaning set forth in Section 2.5(a) of this Agreement.
          “Structures” shall have the meaning set forth in Section 4.13(e) of this Agreement.
          “Stub Period” shall mean the period from the Effective Date to the Closing Date.
          “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other ownership interest or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or otherwise direct the management of the entity.
          “Survey” shall have the meaning set forth in Section 5.11(b) of this Agreement.
          “Tax” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, escheat, abandoned property, unclaimed property, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Third Party Claim” shall have the meaning set forth in Section 8.4(a) of this Agreement.
          “Trade Accounts Payable” shall mean the trade accounts payable of Southern Saw set forth in Schedule 2.3(a)(2) to be delivered at Closing.
          “Trade Accounts Receivable” shall mean all the valid trade accounts receivable of Southern Saw, but excluding any delinquent rent payable to Sellers, or either of them, in respect to the Investment Real Property.
     2. TERMS OF THE PURCHASE.
          2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing, the Sellers agree to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer agrees to purchase and acquire from the Sellers, free and clear of any Security Interest, all of the Sellers’ right, title and interest in and to all of the Sellers’ property and assets, real, personal or mixed, tangible and intangible, wherever located, including the following (but excluding the Excluded Assets) (collectively, the “Acquired Assets”):
               (a) all of the Trade Accounts Receivable except for the Aged Receivables, all of which shall be adequately reserved for an ongoing business in accordance with the following provisions of this Section 2.1;
               (b) all of the inventory of Southern Saw, all of which shall be usable except as adequately reserved for an ongoing business in accordance with the following provisions of this Section 2.1;

               (c) the Prepaid Expenses;
               (d) the Acquired Fixed Assets;
               (e) the Investment Real Estate;
               (f) all intangibles and goodwill of the Business (collectively, “Acquired Intangibles and Goodwill,” including: (1) all trade names presently or historically used by the Sellers in the Business as well as the trade names “Atlanta Sharptech” and “Southern Saw,” for the Buyer’s exclusive use worldwide (including as against the Sellers, who shall change their names and the names of all affiliated entities so that they make no reference to the trade names sold to the Buyer); (2) the websites and the phone numbers used by the Sellers in the Business; (3) all technologies, patents, formulas, bills of materials and processes used by the Sellers as well as all customer and vendor lists and other information necessary to operate the Business; (4) contract rights of Southern Saw in respect of contracts and leases that Southern Saw has with unaffiliated parties that are listed in Exhibit D to this Agreement (the “Seller Contracts”); and (5) the Sellers’ Kaiser medical insurance policy covering Sellers’ employees.
               (g) the right, to the exclusion of the Sellers’ rights, to hire employees of the Sellers, all of whom presently are employed by Holdings and none of whom are employed by Southern Saw;
               (h) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Closing; and
               (i) all claims of the Sellers against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.
Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets except for the Assumed Liabilities.
In accordance with the terms of the letter agreement between the parties dated August 1, 2006, Grant Thornton LLP has performed pre-close agreed-upon procedures in respect of the Trade Accounts Receivable, inventory and Trade Accounts Payable of Sellers. As a result of that audit, Buyer and Sellers have agreed to stipulate reserves for Trade Accounts Receivable and inventory. The sole reserve for Trade Accounts Receivable will be fifty percent (50%) of all Trade Accounts Receivable over ninety (90) days old but less than twelve (12) months old as of October 1, 2006. The inventory reserve will be $497,000.
          2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following excluded assets of the Sellers (collectively, the “Excluded Assets”), without duplication, are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of the Sellers after the Closing:
               (a) the Pension Plan;
               (b) the related-party receivables (including excess tax distributions and management fees, and other such receivables between Sellers and Davis Family Enterprises, LLC) of the Sellers;
               (c) all Trade Accounts Receivable of the Sellers that are aged more than 12 months at the Effective Date (the “Aged Receivables”);
               (d) all minute books, stock records, and corporate seals of the Sellers;
               (e) the shares of equity securities and partnership interests of the Sellers;
               (f) all insurance policies and rights thereunder (except for the Kaiser medical insurance policy included in the Acquired Assets and any other policies to the extent so provided in Section 4.20);

               (g) all of the agreements, contracts, leases, consensual obligations, promises or undertakings of the Sellers other than the Assumed Seller Contracts, with such other contracts being listed in Section 2.2(g) of the Disclosure Letter;
               (h) all personnel records and other records that the Sellers are required by law or need to retain in their possession;
               (i) all claims for refund of Taxes and other governmental charges of whatever nature;
               (j) all rights in connection with and assets of the Employee Benefit Plans;
               (k) all rights of the Sellers under this Agreement;
               (l) personal items of the employees, shareholders, partners, officers and directors of Sellers;
               (m) any monthly rental payments from the Investment Property received by Sellers prior to Closing and relating to periods prior to Closing;
               (n) the Boyle Agreement;
               (o) delinquent rent payable to Sellers, or either of them, in respect to Investment Real Property;
               (p) the property and assets expressly designated in Section 2.2 of the Disclosure Letter;
               (q) prorated portion (prorated as of the Effective Date) of any credit card subsidy from the American Express Company with respect to Southern Saw’s payment arrangements with COSTCO Wholesale Corporation; and
               (r) all assets not enumerated in Section 2.1.
          2.3 Liabilities.
               (a) Assumed Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and discharge only the following Liabilities of the Sellers (the “Assumed Liabilities”):
               (1) the Trade Accounts Payable set forth in Schedule 2.3(a)(1) to be delivered at Closing, but also including any trade account payable arising in the Ordinary Course of Business (and not payable to an affiliate of Sellers), but not recorded as liabilities on October 1, 2006;
               (2) the accrued liabilities of Southern Saw incurred in the normal course of business and as set forth in Schedule 2.3(a)(2) to be delivered at Closing (“Accrued Expenses”), but including any liability arising in the Ordinary Course of Business (and not payable to an affiliate of Sellers), but not recorded as liabilities on October 1, 2006 (with the Accrued Expenses as of $83,050, 2006 being reflected in Exhibit N to this Agreement);
               (3) warranties, volume rebates, allowances and similar matters with respect to which and to the extent to which reserves therefor have been established on the books of the Sellers;

               (4) obligations of Sellers under the Seller Contracts set forth or described in Exhibit E to this Agreement, with such Seller Contracts having been entered into (A) with Persons other than Affiliates, and (B) in good faith (“Assumed Seller Contracts”); and
               (5) the Sellers’ Kaiser medical insurance policy (but not the related MetLife dental plan or the related life insurance plan or post-retirement medical benefits), including the obligation to handle under the Kaiser medical insurance policy the administration of COBRA for terminated employees of the Sellers.
               (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Sellers. “Retained Liabilities” shall mean every Liability of the Sellers other than the Assumed Liabilities, including:
               (1) any Liability arising out of or relating to products of the Sellers to the extent sold prior to the Closing Date other than to the extent assumed under Section 2.3(a)(2), (3) and (4) above, with such Retained Liabilities therefore to include liability for warranty, volume rebates, allowances, and similar matters with respect to operations prior to the Closing Date to the extent the liability exceeds established reserves referenced in Sections 2.3(a)(4). Any such warranty work that exceeds established reserves will be performed by the Buyer for the Sellers’ account at the Buyer’s incremental cost;
               (2) subject to Section 2.3(a)(2), (3) and (4), any Liability that (A) in the case of matters covered by Sellers’ insurance, arises before or after the Closing Date and relates to any breach that occurred prior to the Closing Date, or (B) relates to any breach that occurred prior to the Closing Date;
               (3) any Liability for Taxes owed by Sellers, including (A) any Taxes arising as a result of the Sellers’ operation of their businesses or ownership of the Acquired Assets prior to the Effective Date, (B) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement and (C) any deferred Taxes owed by Sellers of any nature, but excluding any such Taxes pro-rated by the parties pursuant to Section 2.12(a);
               (4) any Liability under any agreement, contract, lease, consensual obligation, promise or undertaking not assumed by the Buyer under Section 2.3(a);
               (5) any Liability under the Employee Benefit Plans maintained by Sellers, and any benefits accrued prior to the Closing Date relating to payroll, vacation (which the Sellers shall pay in full at or prior to Closing), except in each case Accrued Expenses set forth on Schedule 2.3(a)(2) assumed by Buyer and included in the computation of Acquired Working Capital reflected on the Statement of Assets Acquired;
               (6) any Liability under any employment, severance, retention or termination agreement with any employee of the Sellers or any of their Affiliates;
               (7) any Liability arising out of or relating to any pre-Closing employee grievance whether or not the affected employees are hired by the Buyer;
               (8) any Liability of either Seller to any Affiliate of the Sellers;
               (9) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Sellers;
               (10) any Liability to distribute to any of the Sellers’ owners, or any of them, or otherwise to apply all or any part of the consideration received hereunder;

               (11) any Liability arising out of any legal proceeding pending as of the Closing Date, and any Liability arising out of any legal proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date, except for Liabilities arising out of the acts or omissions of Buyer prior to the Effective Date;
               (12) any Liability of the Sellers under this Agreement or any other document executed in connection with the transactions contemplated by this Agreement;
               (13) the Indebtedness, except to the extent that the same is expressly assumed by the Buyer in the Assumed Liabilities;
               (14) any Liability of the Sellers based upon the Sellers’ acts or omissions occurring after the Closing Date, except for acts or omissions requested by Buyer after the Closing Date or arising as a result of the acts or omissions of Buyer; and
               (15) liability under the Boyle Agreement.
          2.4 Purchase Price for the Acquired Assets. As the purchase price for the Acquired Assets, the Buyer shall pay the Sellers the Purchase Price, as determined under Sections 2.4, 2.5, 2.6, 2.7, and 2.8 of this Agreement (sometimes referred to as the “Purchase Price”). Subject to the following sentences of this Section 2.4, the purchase price for the Acquired Assets (the “Purchase Price”) will be the sum of (a) the book value on the books of Sellers of the Acquired Working Capital as of the Effective Date, which was $4,409,626, (b) the book value (net of depreciation) on the books of the Sellers of the Acquired Fixed Assets (excluding the Investment Real Estate), which was $1,878,000, (c) the amortized book value on the books of Sellers of the Acquired Intangibles and Goodwill of the Sellers described in Schedule 2.4 to this Agreement, to be executed and delivered at Closing, which was $135,666, and (d) an additional amount of $7,500,000. The Purchase Price shall be adjusted up or down as specified in Section 2.6 of this Agreement and the Purchase Price will be potentially subject to post-Closing adjustment as specified in Section 2.8 of this Agreement in order to arrive at the final Purchase Price. The Purchase Price shall be payable as set forth in Sections 2.6 and 2.7 of this Agreement. The Purchase Price will be reduced by $500,000 (but without duplication) if Boyle does not sign the New Boyle Noncompetition Agreement.
          2.5 Preparation of Statement of Assets Acquired.
               (a) On or prior to the Closing Date the parties shall prepare a statement of assets acquired and the Assumed Liabilities that would be reflected on a balance sheet (the “Statement of Assets Acquired”) as of the Effective Date. As agreed by the Sellers and the Buyer, Grant Thornton LLP (“Grant Thornton”) has performed agreed-upon procedures at the expense of the Buyer in respect of the Trade Accounts Receivable, the inventory, and the Trade Accounts Payable with a view toward assuring that the Statement of Assets Acquired is accurate as of a time that is close to the Effective Date. The Statement of Assets Acquired to be used on the Closing Date shall be prepared as of the Effective Date in a manner consistent with the Sellers’ June 30, 2005 audited financial statements and shall be consistent with GAAP but applying the special principles required for calculation of Acquired Working Capital as hereinafter set forth and the following additional rules:
               (1) No Aged Receivables or delinquent rent on the Investment Real Property shall be valued on the Statement of Assets Acquired, as the Aged Receivables and the delinquent rent on the Investment Real Property are Excluded Assets.
               (2) Trade Accounts Receivable aged more than 90 but less than 12 months shall be valued on the Statement of Assets Acquired at fifty percent (50%) of their face value (with this reserve to be the only reserve with respect to Trade Accounts Receivable, and will not be subject to post-closing audit adjustment).
               (3) Inventory shall be valued on the Statement of Assets Acquired net of an inventory reserve of $497,000 (and this reserve amount will be the only reserve with respect to inventory, and will not be subject to post-closing audit adjustment).

               (4) Without duplicating the matters set forth in Section 2.5(a)(1) the 2.5(a)(3) above, no Trade Accounts Receivable or inventory that previously has been written off shall be valued on the Statement of Assets Acquired.
               (5) No transaction-related expenses or fees shall be reflected on the Statement of Assets Acquired, it being agreed that each of the Sellers and the Buyer shall pay such expenses and fees out of their separate moneys.
               (6) On the Statement of Assets Acquired, all ad valorem taxes payable on the Acquired Assets shall be prorated as of the Effective Date as provided in Section 2.12(a).
               (b) As used in this Agreement, “Acquired Working Capital” shall mean the amount determined at any date of calculation (1) by adding together (A) the Trade Accounts Receivable at the date of calculation, net of any Trade Accounts Receivable that are Excluded Assets and any associated reserve for bad or questionable accounts as described in Section 2.3(a) above, (B) the inventory of Southern Saw at the date of calculation, net of any reserves for damaged, obsolete, or slow-moving items as set forth in Section 2.3(a) above, but in no event having an aggregate net value in excess of $3,060,000, and (C) the Prepaid Expenses, and (2) subtracting from the result obtained in clause (1) above the sum of (A) the Trade Accounts Payable at the date of calculation, and (B) the Accrued Expenses at the date of calculation.
          2.6 Stub Period Adjustments to the Estimated Purchase Price. Because the Closing will take place on the Closing Date but shall be deemed to have occurred earlier on the Effective Date, it shall be necessary to make cash adjustments to reflect certain cash transactions between the Effective Date and the Closing Date. Sellers shall provide Buyers on the Closing Date a written statement detailing all cash transactions of the Sellers during the Stub Period, reconciling the same back to Cash In and Cash Out and the net of which must agree with the change in the Sellers general ledger cash balances between the Effective Date and the Closing Date. Based on such information and reconciliation, on the Closing Date the Buyer will pay to the Sellers the amount by which the Cash Out is greater than the Cash In, and the Sellers will pay to the Buyer the amount by which the Cash In is greater than Cash Out. Any such payment due from the Buyer to the Sellers or from the Sellers to the Buyer shall be handled as upward or downward adjustment of the amount paid in respect of the Purchase Price on the Closing Date.
          2.7 Method of Payment of the Purchase Price. The Estimated Purchase Price, as adjusted pursuant to Section 2.6 above, shall be paid on the Closing Date as follows:
               (a) The Buyer shall pay to the Escrow Agent immediately available funds in an amount equal to $500,000 (the “Escrow Amount”), with the Escrow Amount and the earnings thereon (the “Escrowed Proceeds”) to be held and disposed of as provided in the Escrow Agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”). Except in cases of actual fraud of the Sellers, the Escrowed Proceeds would be the sole source available to the Buyer for (1) downward adjustments to the Purchase Price under Section 2.8 below, and (2) indemnification for breaches of representations, warranties, and covenants of the Sellers. Unless sooner disbursed in accordance with the Escrow Agreement, the Escrowed Proceeds shall be retained by the Escrow Agent until the date that is 18 months after the Closing Date as security for the Sellers’ representations and warranties and performance of their obligations under this Agreement. If there is any conflict between the terms of the Escrow Agreement and the description of the Escrow Agreement appearing in this Section 2.7(a), the terms of the Escrow Agreement shall control.
               (b) The Buyer shall pay to the Sellers by wire transfer of immediately available funds the excess of the Purchase Price (as calculated pursuant to the preceding provisions of this Section 2) over $500,000.
               (c) Within fifteen (15) days after the Closing Date, the Parties also shall compare a new reconciliation of Cash In and Cash Out during the Stub Period as contemplated by Section 2.6 of this Agreement. If such new reconciliation shall show an overpayment or an underpayment pursuant to Section 2.6, then the responsible Party shall make the reconciling payment promptly. Notwithstanding anything in this Agreement apparently to the contrary, any amount payable by the Sellers to the Buyer pursuant to this Section 2.7(c) shall be payable from the Sellers’ separate funds and not from the Escrowed Proceeds.
          2.8 Post-Closing Adjustment to the Purchase Price.
               (a) After the Closing, subject to the following provisions of this Section 2.8, the Purchase Price as determined at the Effective Date by the Parties may be further adjusted based on the Statement of Assets Acquired, as of the Effective Date, as audited by Grant Thornton at the expense of the Buyer and completed within ninety days following the Closing Date. In connection with the preparation of the audited Statement of Assets Acquired, Grant Thornton shall observe the accounting rules and principles set forth in Section 2.5 above. In this regard, any post-Closing adjustment or audit will not question or consider the fifty percent (50%) reserve percentage for Trade Accounts Receivable of Section 2.5 or the $497,000 reserve for inventory specified in Section 2.5, and those reserves will apply for purposes of this Section 2.8. Unless disputed by Sellers, once the Statement of Assets Acquired has been audited, the final Purchase Price shall be determined. If the Sellers disagree with the final Purchase Price as so determined, then they may within ten Business Days deliver a written objection thereto (a “Dispute Notice”), and the Buyer and the Sellers shall jointly retain an accounting firm other than Grant Thornton to calculate the final Purchase Price, whose determination of the same shall be final and binding on the parties absent manifest error. In the event such an additional accounting firm is retained, half of the cost of retaining such additional accounting firm shall be paid by the Sellers and the other half shall be paid by the Buyer. Failure of the Sellers to provide a timely Dispute Notice shall constitute waiver of the Sellers’ right to dispute such post-Closing adjustment to the Estimated Purchase Price and shall allow the Buyer to make a drawing on the Escrowed Funds as contemplated by the Escrow Agreement. The Purchase Price as determined under this Section 2.8 shall be the final Purchase Price; provided, however, that if no adjustments to the Purchase Price determined as of the Closing Date in the manner contemplated by Section 2.6 or 2.7 shall have been made and no adjustment is made under this Section 2.8, then such Purchase Price calculated under Section 2.4 will be the final Purchase Price.
               (b) For each dollar that the net value of the Acquired Assets shown on the final Statement of Assets Acquired shall exceed the Purchase Price determined as of the Closing Date, the final Purchase Price shall be increased by one dollar, and for each dollar that net value of the Acquired Assets shown on the final Statement of Assets Acquired shall be less than the Purchase Price determined as of the Closing Date, the Final Purchase Price shall be decreased by one dollar. Any addition to the Purchase Price will be paid by the Buyer in ten Business Days and, subject to the following sentence, any decrease to the Purchase Price will be paid promptly from the Escrowed Proceeds. In the event of a decrease to the Purchase Price that results from: (i) an excess of assets on the books of Southern Saw as of the Effective Date over the correct assets on the books of Southern Saw as of the Effective Date (as determined under the procedure set forth in subsection (a)), (ii) an excess of the correct Assumed Liabilities of Southern Saw as of the Effective Date (as determined under the procedure set forth in subsection (a)) over the Assumed Liabilities as reported on the books of Southern Saw on the Effective Date; or (iii) a combination of (i) and (ii), then Sellers shall pay the excess assets amount, the deficient liability amount, or the combination of the excess asset amount and the deficient liability amount to the Buyer directly without payment from the Escrow Proceeds.
               (c) In addition to the adjustments under Section 2.8(a) and (b) above, the Parties also shall compare a new reconciliation of Cash In and Cash Out during the Stub Period as contemplated by Section 2.6(b) of this Agreement. If the Parties are unable to agree on such reconciliation of Cash In and Cash Out during the Stub Period, then they shall refer the matter for resolution to the additional accounting firm referenced in Section 2.8(a) above, whose reconciliation shall be final and binding in the absence of manifest error. If such new reconciliation shall show an overpayment or an underpayment pursuant to Section 2.6(b) at the Closing Date, then any amount payable by the Buyer will be paid by the Buyer in ten Business Days and any amount payable by the Sellers will be paid promptly from the Escrowed Proceeds.
          2.9 Deliveries at Closing. At the Closing, (a) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (b) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7.2 below, (c) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer assignments (including real property and Intellectual

Property transfer documents) and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request, (d) the Buyer shall execute, acknowledge (if appropriate), and deliver to the Sellers an assumption of Assumed Liabilities and such other instruments of assumption as the Sellers and their counsel reasonably may request, and (e) the Buyer will deliver to the Escrow Agent and the Sellers the consideration specified in Section 2.7 above.
          2.10 Allocation of the Purchase Price. The Parties agree to allocate the Purchase Price in accordance with Exhibit G. After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit G for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. The Buyer shall prepare and deliver to Sellers a draft IRS Form 8594 (prepared in accordance with the preceding sentences of this Section) within 45 days after the Closing Date. If Sellers agree with the draft, the parties shall file such form with the IRS as necessary. If a disagreement exists, the parties will work out this disagreement in good faith. In any proceeding related to the determination of any Tax, neither the Buyer nor the Sellers (or any owner of the Sellers, or either of them) shall contend or represent that such allocation is not a correct allocation. If the Purchase Price shall be adjusted after Closing pursuant to Section 2.8 above, such allocation shall be revised so as to reflect the items that went into the adjustment.
          2.11 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Knight in Atlanta, Georgia, on the date of this Agreement (the “Closing Date”), but in any event to be deemed effective as of the Effective Date. Once the Closing shall have taken place on the Closing Date, the transfer of the Acquired Assets to the Buyer shall be deemed to have occurred on the Effective Date.
          2.12 Prorations.
               (a) Property Taxes. General real estate taxes, personal property taxes, special assessments, and other governmental taxes and charges relating to the Acquired Assets (“Property Taxes”) and assessed for the year in which Closing occurs shall be prorated as of the Effective Date (with maximum discount), except that Property Taxes with respect to the Investment Real Property will be prorated as of the Closing Date. If Closing occurs before the actual Property Taxes for the year are known, the proration shall be upon the basis of the Property Taxes payable during the immediately preceding year; provided, however, that if Property Taxes payable during the year in which Closing occurs thereafter are determined to be more or less than the Property Taxes payable during the preceding year (after conclusion of any pertinent appeal of assessed valuation, as reasonably determined by the Buyer and Sellers), the Sellers and the Buyer promptly (but no later than 30 days after the date final invoices for such Property Taxes are issued by the applicable taxing authorities, except in the case of an ongoing tax protest) shall adjust the proration of Property Taxes, and the Sellers or the Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment (as a Retained Liability in the case of the Sellers).
               (b) Rents. Rents and depreciation on the Investment Real Property will be prorated as of the Closing Date; provided, however, that October 2006 rents in respect of any particular tract of Investment Real Property as to which there is any delinquency in rent as of the Closing Date will be paid to Sellers as and when received.
               (c) Utilities. Solely with respect to those utilities that are paid for by Sellers (rather than by a tenant of Sellers), the Sellers will notify the utility companies servicing the Acquired Assets prior to the Closing that billing to Sellers for such utilities shall be discontinued at the end of the day preceding the Closing Date, and the Buyer will arrange with such utilities to have such billings for utility services charged to the Buyer from and after the Closing Date. The Buyer shall be entitled to refunds for all deposits therefor to the extent that the same are reflected in the Statement of Assets Acquired, but otherwise such deposit refunds shall go to the Sellers. The Sellers Shall pay at Closing all charges with respect to such utilities for periods prior to the Effective Date. If for any reason the Sellers’ utility charges to the Closing Date shall not be paid in full by virtue of the foregoing provisions, then the Sellers shall pay such amounts after Closing as a Retained Liability.

               (d) Water. Solely with respect to those water meters that are paid for by Sellers (rather than by a tenant of Sellers), if there is a water meter on the real property included among the Acquired Assets, the Sellers shall have furnished at the Closing or will furnish as soon thereafter as practicable, a reading to a date not more than 30 days prior to the Effective Date, and the unfixed meter charge, the unfixed sewer rent and/or unfixed water charges, if any, based thereon for the intervening period shall be apportioned on the basis of such last reading, subject to adjustment upon receipt of the actual meter charge and sewer rent.
               (e) Pending and Certified Liens. Certified liens levied by any governmental authority for which the work has been substantially completed and which are currently due and payable in full shall be paid by the Sellers.
     3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.
          3.1 Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Buyer that each of the Sellers has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding joint and several obligation of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement if the absence to obtain such authorization, consent or approval would have a material adverse effect on the Acquired Assets or the Business of the Sellers acquired by the Buyer under this Agreement.
          3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and the Closing Date:
               (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.
               (b) Authorization of Transaction. Each of the Buyer and Kasco has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the transactions contemplated by this Agreement have been approved by the respective Boards of Directors of the Buyer and Kasco. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. Neither the Buyer nor Kasco need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.
               (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or Kasco is subject or any provision of its charter or bylaws or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or Kasco is a party or by which it is bound or to which any of its assets is subject. There is no litigation pending against the Buyer and relating to or affecting any of the transactions contemplated by this Agreement.
               (d) Brokers’ Fees. Neither the Buyer nor Kasco has Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which either of the Sellers could become liable or obligated.
     4. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS. The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, the Effective Date, and the Closing Date, except as set forth in the disclosure letter delivered by the Sellers concurrently with the execution and delivery of this Agreement (the “Disclosure Letter”). Nothing in the Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Letter identifies the exception with reasonable particularity to put the Buyer on notice thereof. The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.
     4.1 Organization; Authorization.
               (a) Holdings is a corporation duly organized, validly existing and in good standing under the laws of Georgia, and Southern Saw is a limited partnership validly existing and in good standing under the laws of Georgia. Each Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Seller has full corporate or limited partnership, as applicable, power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Letter lists the directors and officers of Holdings, who also control Southern Saw as a result of Holdings’ position as sole general partner of Southern Saw. Each Seller has delivered to the Buyer correct and complete copies of its organizational documents (including the charter and bylaws of Holdings and the certificate and agreement of limited partnership of Southern Saw), in each case as amended to date. The minute books (containing the records of meetings of the shareholders, the board of directors of Holdings, and any committees of the board of directors of Holdings), the stock certificate books of Holdings, and the stock record books of Holdings are correct and complete, and no meetings of the stockholders, board of directors or any committees of the board of directors have been held for which minutes have not been prepared and are not contained in such minute books. Neither Seller is in default under or in violation of any provision of its organizational documents.
               (b) Each Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding joint and several obligation of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement if the absence to obtain such authorization, consent or approval would have a material adverse effect on the Acquired Assets or the Business of the Sellers acquired by the Buyer under this Agreement. The board of directors and the shareholders of Holdings (in the case of the shareholders, based upon a favorable vote of the participants in the Holdings ESOP, which owns 100% of the outstanding equity securities of Holdings), and Holdings, as the sole general partner of Southern Saw, and Holdings and Davis Family Enterprises, LLC, constituting all of the equity owners of Southern Saw, have approved this Agreement and the transactions contemplated by this Agreement. The vote of participants in the Holdings ESOP was not conducted in a manner inconsistent with any applicable statute, regulation, or provision of the documents governing the Holdings ESOP.
          4.2 Capitalization.
               (a) Holdings. The entire authorized capital stock of Holdings consists of 7,513,051 shares of common stock, $0.10 par value, of which 7,513,051 are issued and outstanding and no shares are held in treasury. All of the issued and outstanding common stock of Holdings have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Holdings ESOP. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Holdings to issue, sell, or otherwise cause to become outstanding any of its capital stock. None of the capital stock of Holdings was issued in violation of any applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Holdings. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Holdings.
               (b) Southern Saw. In its capacity as sole general partner of Southern Saw, Holdings owns 75% of the outstanding equity interests of Southern Saw, all of which is owned by Holdings as a general partner. Davis Family Enterprises, LLC owns as a limited partner the other 25% of the outstanding equity interests of Southern Saw. All of the issued and outstanding equity interests of Southern Saw have been duly authorized, are validly issued, fully paid, and (in the case of limited partnership interest held by Davis Family Enterprises, LLC only) nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Southern Saw to issue, sell, or otherwise cause to become outstanding any of its equity interests. No equity interest of Southern Saw was issued in violation of any applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder). There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to Southern Saw. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests of Southern Saw.
          4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any provision of the organizational documents of either Seller or, to the Knowledge of the Sellers, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the either of the Sellers is subject, or (b) to the Knowledge of the Sellers, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which either Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of the assets of either Seller). The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement if the absence to obtain such authorization, consent or approval would have a material adverse effect on the Acquired Assets or the Business of the Sellers acquired by the Buyer under this Agreement. Without limiting the generality of the foregoing, the required majority of participants in the Holdings ESOP that owns 100% of the outstanding equity securities of Holdings have voted to approve and consummate the transactions contemplated by this Agreement.
          4.4 Brokers’ Fees. Except for the arrangement with the Engaged Banker, neither Seller has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
          4.5 Title to Assets. The Sellers have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Sellers have good and marketable title to the Acquired Assets free and clear of all Security Interests.
          4.6 Subsidiaries. Except for Holding’s ownership of Southern Saw, the Sellers do not have any Subsidiaries.
          4.7 Financial Statements; Trade Accounts Receivable; Inventory.
               Attached hereto as Exhibit H are the following consolidated financial statements of Southern Saw (the “Financial Statements”): (a) consolidated balance sheet and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended June 30, 2006 (the “Most Recent Fiscal Year End”) for Southern Saw, as audited by the Sellers’ Accountants, (b) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended June 30, 2005 and June 30, 2004 for the Sellers, as audited by the Sellers’ Accountants, and (c) unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the two months ended August 31, 2006 (the “Most Recent Fiscal Month End”) for Southern Saw. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except as otherwise noted in such Financial Statements. The Trade Accounts Receivable have arisen in the normal course of business and represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the Ordinary Course of Business, and, to

Sellers’ Knowledge, the reserve established in Section 2.5 is adequate for an ongoing business. The inventory will be usable, and, to Sellers’ Knowledge, the reserve established in Section 2.5 is adequate for an ongoing business.
          4.8 SEC Filings. To the Knowledge of the Sellers, neither Seller is required to file any registration statements, prospectuses, reports, schedules, forms, statements or other documents with the Securities and Exchange Commission.
          4.9 Events Subsequent to Most Recent Fiscal Year End. To the Knowledge of the Sellers, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, assets, financial condition, operations, results of operations, employee relations, supplier relations, or customer relations of the Sellers, and no event has occurred that may result in such a change. Without limiting the generality of the foregoing, since that date the Sellers have conducted their business in the Ordinary Course of Business, and, except as set forth in Section 4.9 of the Disclosure Letter:
               (a) the Sellers have not sold, leased, transferred, or assigned any of their assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
               (b) neither Seller has made any capital investment in, any loan to, or any acquisition of the securities or assets of (including by merger or consolidation), any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;
               (c) neither Seller has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness either involving more than $50,000 singly or $100,000 in the aggregate;
               (d) neither Seller has delayed or postponed the payment of accounts payable and other Liabilities or the accrual of any expenses outside the Ordinary Course of Business, or accelerated or accepted the prepayment of any notes or accounts receivable or accelerated billings or the recognition of revenue outside the Ordinary Course of Business;
               (e) neither Seller has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;
               (f) except as disclosed to the Buyer in Section 4.9 of the Disclosure Letter, there has been no change made or authorized in the organizational documents of either Seller;
               (g) except in connection with the ordinary operation of the Holdings ESOP in accordance with past practices, neither Seller has issued, sold, or otherwise disposed of any of its capital stock or other equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interests;
               (h) neither Seller has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or other equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or other equity interests;
               (i) neither Seller has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;
               (j) neither Seller has granted any increase in the base compensation of, or paid any bonuses to, any of its directors, officers, or employees outside the Ordinary Course of Business or in amounts at variance with such Seller’s past practice;
               (k) neither Seller has made any other change in employment terms or deferred any wage or salary increase for any of its directors, officers, and employees outside the Ordinary Course of Business;

               (l) there has not been any material change in accounting or internal control methods, practices, policies or procedures followed by the Sellers (other than as required by GAAP), any increase in reserves or any revaluation of any of their assets from those in effect during the past fiscal year;
               (m) to the Knowledge of the Sellers there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either of the Sellers; and
               (n) neither of the Sellers has committed to take any of the actions contemplated by (a) through (m) above.
          4.10 Undisclosed Liabilities. To the extent material, neither Seller has any Liability (and, to the Knowledge of the Sellers, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either Seller giving rise to any Liability), except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, (b) Liabilities listed in Section 4.10 of the Disclosure Letter, and (c) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort, infringement, or violation of law).
          4.11 Legal Compliance; Permits and Licenses.
               (a) Legal Compliance. To the Knowledge of the Sellers, (1) the Sellers and their predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), (2) Sellers’ operations and practices are in compliance with environmental, governmental, and other legal requirements and regulations, including those of the Environmental Protection Agency and the Occupational Health and Safety Administration, and (3) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against, and no notice, correspondence, inquiry or other communication has been received by, any of them alleging any failure so to comply.
               (b) Permits. To the Knowledge of the Sellers, the Sellers have all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governments (and all agencies thereof), including appropriate zoning and environmental permits necessary for the lawful operation of the business of the Sellers as currently conducted. All such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such items are pending or, to the Knowledge of the Sellers, threatened.
          4.12 Tax Matters. Except as otherwise set forth in Section 4.12 of the Disclosure Letter:
               (a) To the Knowledge of the Sellers, the Sellers have filed or caused to be filed all Tax Returns and all reports with respect to Taxes that are or were required to be filed by the Sellers. All Tax Returns and reports filed by the Sellers were true, correct and complete in all material respects and all Taxes owed by Sellers, regardless of whether shown on any return of Sellers, have been paid in full. There is no Security Interest on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and the Sellers have no Knowledge of any Basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Security Interest.
               (b) To the extent material, the Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
               (c) There are no disputes or claims concerning any Tax Liabilities of the Sellers either (1) claimed or raised by any authority in writing delivered to the Sellers or (2) as to which the Sellers have Knowledge based upon personal contact with any agent of such authority. The Sellers have delivered or made available to the Buyer correct and complete copies of all federal and state income Tax Returns, federal and state examination reports, and federal and state statements of deficiencies assessed against or agreed to by the Sellers for all periods beginning after June 30, 2003.
               (d) Neither Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
               (e) Southern Saw is not an S corporation as defined in Code Section 1361. Holdings is an S corporation as defined in Code Section 1361.
               (f) Section 4.12(f) of the Disclosure Letter lists all the states and localities with respect to which either Seller believes that it is required to file any corporate, income, franchise or sales Tax Returns. Except as otherwise set forth in Section 4.12(f) of the Disclosure Letter, the Sellers have properly filed Tax Returns with and paid and discharged any liabilities for Taxes in those states or localities.
          4.13 Real Property. Section 4.13 of the Disclosure Letter lists and describes briefly all real property owned by either of the Sellers (each an “Owned Property”) and all real property leased or subleased to either of the Sellers (each a “Leased Property”) (the Owned Property and the Leased Property are sometimes referred to herein individually as a “Property” and collectively as the “Properties”). The Properties include both the Acquired Fixed Assets and the Investment Real Estate. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.13 of the Disclosure Letter (as amended to date) (each a “Lease”). With respect to each Property and, with respect to each Leased Property, the corresponding Lease:
               (a) The only Person in occupancy of the Property is either or both of the Sellers, or, in the case of certain parcels of the Investment Property, a month-to-month tenant not Affiliated with the Sellers who leases the Property from either or both of the Sellers. Except for persons who park on any portion of the Investment Real Property used as a parking lot, there is no other occupant of the Property or any other Person having any right or claim to possession or use of the Property after the Closing Date, and subject to such month-to-month leases to tenants, possession of the Property will be delivered to the Buyer free of rights or claims of any tenants, occupants or parties in possession, subject to the Leases. The Property is not homestead property.
               (b) To the Knowledge of the Sellers, the Property used by the Sellers in their business is zoned and designated for land use purposes to permit the operations of the Sellers that are being conducted on the Property. To the Knowledge of the Sellers, there are no planned or threatened changes to the current zoning or land use designations of the Property.
               (c) To the Knowledge of the Sellers, no condition exists with respect to the Property or with respect to the improvements thereon that violates any city, county, state or federal law, ordinance, regulation, ruling or code, including without limitation any Environmental Laws.
               (d) The Property is not subject to any outstanding lease (other than the Leases), agreement of sale (except for this Agreement), option, right of first refusal, “back-up contracts,” or other right of a third party to acquire any interest therein.
               (e) Except as otherwise stated in Section 4.13(e) of the Disclosure Letter, the buildings, structures and other improvements constituting parts of the Property (collectively the “Structures”) are satisfactory for the operation of the Business.
               (f) To the Knowledge of the Sellers, there is no pending or threatened eminent domain, foreclosure, bankruptcy or insolvency claim, regulatory enforcement action or other litigation matter affecting or relating to the Property.
               (g) The Sellers have paid all assessments, bonds, and special assessments now or at any time or times prior to Closing, constituting a lien or Security Interest against the Property or a part thereof related to off-site improvements, streets, roadways, or utility services and installments, that, as of the Effective Date, exists as a certified and confirmed lien against the Property.
               (h) To the Knowledge of the Sellers, all utilities necessary to operate the business of the Sellers as currently operated (i.e. electric, water, telephone, internet, etc.) are in place at each parcel of the Property on which the Business is conducted presently having a Structure located thereon.
               (i) With respect to each Owned Property, Southern Saw has fee simple title, free from all Security Interests other than the following: (i) current state and county ad valorem real property taxes not due and payable on the date of the Effective Date; (ii) easements for the maintenance of public utilities that service only the Premises and that do not adversely affect the Sellers’ current use of the Owned Property; (iii) those restrictions contained in the vesting deeds to Sellers, if any; (iv) those matters described in Section 4.13(i) of the Disclosure Letter and (v) such other matters, if any, as may be subsequently approved by Buyer (hereinafter called the “Permitted Exceptions”).
               (j) Section 4.13(j) of the Disclosure Letter sets forth: (1) the taxing authority(ies) for the Owned Property; (2) the tax parcel identification number(s) for the Owned Property. The Sellers have delivered to the Buyer true, correct and complete copies of all of the most recent bills relating to real property taxes due and payable on the Owned Property.
               (k) Section 4.13(k) of the Disclosure Letter sets forth information known to Sellers about tenants who lease property from the Sellers and are delinquent in their rental payments.
          4.14 Intellectual Property.
               (a) Section 4.14(a) of the Disclosure Letter identifies (1) each item of Intellectual Property owned by the Sellers, (2) each license, agreement, or other permission which either Seller have granted to any third party with respect to any of its Intellectual Property (together with any exceptions) and (3) each item of Intellectual Property that any third party owns and that either Seller uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such Intellectual Property, licenses, sublicenses, agreements or permissions. The Sellers own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of their businesses as currently conducted.
               (b) Except as set forth in Section 4.14(b) of the Disclosure Letter, to the Knowledge of the Sellers, the Sellers, or either of them, owns and possesses a valid and enforceable right to use the Intellectual Property listed on Section 4.14(a), have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers. To the Knowledge of the Sellers, no Intellectual Property owned or used by either Seller will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as currently conducted.
     4.15 Fixed Assets. The Sellers own or lease all buildings and tangible personal property necessary for the conduct of their business as currently conducted. All such material fixed assets required to operate the Business in the manner operated by the Sellers, considered as a whole, is in working order, and the Sellers will maintain all such material fixed assets in such condition through the Closing Date.
          4.16 Inventory. The inventory of the Sellers consists of supplies, purchased parts and items, raw materials, work in process and finished goods.
          4.17 Contracts.

               (a) Section 4.17 of the Disclosure Letter lists the following contracts and other agreements to which either of the Sellers is a party:
               (1) any agreement concerning a partnership or joint venture or providing for payments to or by any Person based on or determined by reference to sales, purchases or profits, other than direct payments for products and/or services of Southern Saw;
               (2) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness, or any agreement (or group of related agreements) under which it has imposed a Security Interest on any of its assets, tangible or intangible, or any currency or interest rate swap, collar or hedge agreement;
               (3) any agreement concerning confidentiality or noncompetition or which contains any covenant that purports to restrict the business activity of either of the Sellers or limits its ability to engage in any line of business;
               (4) any agreement with any of their Affiliates;
               (5) any collective bargaining agreement;
               (6) any agreement pursuant to a Set-Aside Program;
               (7) any agreement with (A) any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, including any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any judicial authority (or any department, bureau or division thereof), (B) any prime contractor of an entity described in clause (A) above in its capacity as a prime contractor, or (C) any subcontractor with respect to any contract of a type described in clauses (A) or (B) above; and
               (8) any other agreement (or group of related agreements) other than for the sale of goods and/or services the performance of which involves consideration in excess of $100,000.
               (b) The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.17 of the Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.17 of the Disclosure Letter.
               (c) As to each contract listed or described in Section 4.17 of the Disclosure Letter that is both an Assumed Seller Contract and a contract with a customer of Sellers under which the Sellers provide products or services to such customer (each of such contracts, an “Assumed Customer Contract,”), the Sellers provide the following special representations and warranties:
               (1) Except for Southern Saw’s contract with DECA, the Sellers have no Customer Contracts that are Fixed Price Contracts. As used herein, a “Fixed Price Contract” shall mean a Long Term Contract that provides for fixed prices or fixed prices that vary on the basis of an index such as the consumer price index rather than in the discretion of the Sellers.
               (2) Except for Southern Saw’s contract with DECA, the Sellers have no Long Term Contracts. As used herein, a “Long Term Contract” shall mean any contract of Sellers having a remaining duration of one year or more at the Effective Date and not cancelable at will and without penalty by the Sellers on no more than 90 days notice to the other contracting party.
               (3) Sellers’ other Customer Contracts are either oral contracts with no specified prices, purchase orders for particular quantities immediately deliverable at specified prices, or written agreements that may contain a price list that is variable upon no more than 90 days notice to the other contracting party.

               (d) As to each written Assumed Seller Contract that is not an Assumed Customer Contract, the Buyer has been provided access to a true and complete copy of such Assumed Seller Contract.
               (e) To the Knowledge of the Sellers, with respect to each agreement listed in Section 4.17 of the Disclosure Letter: (1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms and conditions following the consummation of the transactions contemplated hereby; (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.
               (f) Each distributor agreement is: (i) a nonexclusive distributorship; and (ii) terminable at the option of the Sellers on not more than ninety (90) days notice.
          4.18 Notes and Accounts Receivable. All notes and accounts receivable of the Sellers are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Section 4.18 of the Disclosure Letter sets forth the terms of any cash discount or customer rebate programs.
          4.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Sellers, or either of them.
          4.20 Insurance.
               (a) Section 4.20 of the Disclosure Letter identifies each insurance policy (including policies providing property, casualty, liability, directors and officers liability, employment practices liability, fiduciary liability, employee dishonesty, environmental liability and workers’ compensation coverage and bond and surety arrangements) to which either of the Sellers is a party, a named insured, or otherwise the beneficiary of coverage. Section 4.20 of the Disclosure Letter sets forth, with respect to each policy: (1) the name of the insurer, the name of the policyholder, and the name of each covered insured; (2) the scope and amount of coverage; (3) whether the policy was provided on a primary, excess, umbrella or other basis; (4) an indication whether such policy is on a “claims made” or “occurrence” basis; and (5) a description of any retroactive premium adjustments or other loss-sharing or experience-based Liability arrangements. Section 4.20 of the Disclosure Letter also describes any self-insurance arrangements affecting the Sellers, including any self insured retention, captive insurance programs or other self insured risks, or any reserves established thereunder.
               (b) The Sellers have made a good faith effort to provide the Buyer with a complete and correct copy of each insurance policy referenced in Section 4.20 of the Disclosure Letter and will continue to do so after the Closing.
               (b) All of the insurance policies referenced in Section 4.20 of the Disclosure Letter are current through the Closing Date.
          4.21 Litigation. Section 4.21 of the Disclosure Letter sets forth each instance in which either Seller (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of the Sellers, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.21 of the Disclosure Letter could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Sellers. No executive or key employee of the Sellers is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any arbitrator that would adversely affect his or her ability to perform his or her employment duties. The Sellers have no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Sellers, or either of them.

          4.22 Product Warranty. Section 4.22 of the Disclosure Letter includes copies of the standard terms and conditions of sale or lease for the Sellers (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by the Sellers is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 4.22 of the Disclosure Letter.
          4.23 Product Liability. Except as set forth in Section 4.23 of the Disclosure Letter, to the Knowledge of the Sellers, the Sellers have no Liability (and to the Knowledge of the Sellers, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of the Sellers giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Sellers.
          4.24 Employees.
               (a) Section 4.24 of the Disclosure Letter contains a list of the names and compensation rates and bonus commitments for all employees of the Sellers. All of such employees are employed by Holdings and none of such employees is employed by Southern Saw. To the Knowledge of the Sellers, as of the date of this Agreement, no executive, key employee, or group of employees has any plans to terminate employment with the Sellers. The Sellers have not promised or represented to any employee or otherwise entered into an agreement with any employee (whether written, verbal or otherwise), to the effect that such employee’s benefits or compensation (base salary, bonus, or equity compensation) shall in any way increase subsequent to the Closing Date, except to the extent of the Buyer’s obligation for certain severance for employees it terminates (other than For Cause) after Closing as set forth in Section 6.1(d) of this Agreement. To the Knowledge of the Sellers, no executive or key employee of the Sellers is a party to, or is otherwise bound by, any agreement that in any way adversely affects or will affect the performance of his or her employment duties, his or her ability to assign to the Sellers any rights to any invention, improvement, discovery or information relating to the business of the Sellers or their ability to conduct their business.
               (b) The consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee, director, consultant or agent of the Sellers to severance pay, or (2) with the exception of the possible payment to Boyle under the Boyle Agreement, accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee, director, consultant or agent of the Sellers, or either of them. Notwithstanding the foregoing, the Sellers will settle in cash at or prior to Closing all vacation that any of its employees may have accrued through the date of Closing.
               (c) Neither Seller is a party to or bound by any collective bargaining agreement, nor, to the Knowledge of the Sellers, has either Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Sellers, the Sellers have not committed any material unfair labor practice, and the Sellers have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and plant closing. The Sellers have no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Sellers.
               (d) The Sellers’ workers’ compensation, general liability, group life and health plans are fully funded and/or expensed for all past and current experience and occurrences through Closing. Sellers shall retain all such liabilities as Retained Liabilities and shall satisfy them in the normal course of business.
          4.25 Employee Benefits.
               (a) Section 4.25 of the Disclosure Letter lists each Employee Benefit Plan that either Seller maintains or to which either Seller contributes or has any obligation to contribute. Except for the Sellers’ Kaiser medical insurance plan (excluding the related MetLife dental plan and the related life insurance plan and post-retirement medical benefits) and excluding post-retirement medical benefits, which the Buyer will assume and continue, the Buyer will not assume any Employee Benefit Plans.
               (b) Each Employee Pension Benefit Plan that is intended to be a “qualified plan” under Code Section 401(a) has been determined by the Internal Revenue Service to be so qualified, and, to the Knowledge of the Sellers, nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the Code for which the remedial amendment period has not yet expired) that would reasonably be expected to adversely affect the qualified status of such Employee Pension Benefit Plan.
               (c) For each Employee Pension Benefit Plan, the Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the three most recently filed Form 5500 Annual Reports, all related trust agreements, insurance contracts, and other funding agreements and third party administrative agreements which implement each such Employee Pension Benefit Plan.
          4.26 Guaranties. Neither Seller is a guarantor or otherwise is liable for any Liability of any other Person (other than the other Seller).
          4.27 Environment. Except as otherwise set forth in Section 4.27 of the Disclosure Letter, to the Knowledge of the Sellers:
               (a) The Sellers and their predecessors and Affiliates, have complied and are in full compliance with all Environmental Laws, and no action, suit, violation, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or is being threatened against any of them alleging any failure so to comply.
               (b) Without limiting the generality of the preceding sentence, to their Knowledge, the Sellers and their predecessors and Affiliates have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws.
               (c) The Sellers and their predecessors or Affiliates have not manufactured, sold, marketed or distributed products containing asbestos, and to their Knowledge, no such entity has any Liability with respect to the presence of asbestos in or on any product.
               (d) None of the Sellers’ current or past operations, or any byproduct thereof, and none of the currently or formerly owned property or assets of the Sellers are related to or subject to any investigation or evaluation by any governmental entity, as to whether any remedial action is needed to respond to a release or threatened release of Hazardous Substances.
               (e) The Sellers have filed all notices required under any Environmental Laws indicating a past or present use, management, handling, transport, treatment, generation, storage, or release of Hazardous Substances.
               (f) There is not now at, on, in or under the property or assets, and there was not at, on, in or under any real property previously owned, leased, operated or otherwise used by either Seller: (1) any treatment, recycling, storage or disposal of any Hazardous Substances; (2) any underground or above ground storage tank, service impoundment, lagoon, or other containment facility (past or present) for the temporary or permanent storage, treatment, or disposal of Hazardous Substances; (3) any landfill or solid waste disposal area containing Hazardous Substances; (4) any polychlorinated biphenyls; or (5) any release of Hazardous Substances.
               (g) Neither Seller is subject to any outstanding order from, or contractual obligation with, any governmental body or other person in respect of which such Seller may be required to incur any Liabilities, including any with respect to any remedial action, arising from the release or threatened release of any Hazardous Substances, and neither Seller has entered into any contractual or other obligation with any governmental body or any other Person pursuant to which such Seller has assumed responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the release or threatened release of Hazardous Substances.
               (h) None of the Properties, and no properties previously owned or leased by either of the Sellers, has transported or arranged for transportation, directly or indirectly, of any Hazardous Substances to any other location that is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or any other similar state list, or the subject of a federal, state, or local enforcement action or investigation or remedial action. The names of the entities that have been retained, currently or in the past, by either of the Sellers in handling, transporting, and disposal of Hazardous Substances are listed in Section 4.27(h) of the Disclosure Letter.
               (i) There are no Environmental Laws applicable to the Sellers for the Properties that would require the Sellers or any other Person to provide notice to, to take actions to satisfy or to obtain the approval of, any governmental entity as a condition to the consummation of the transactions contemplated by this Agreement, except for approvals related to the transfer or assignments of permits.
               (j) The Sellers have disclosed and made available to the Buyer all information, including without limitation, all studies, analysis and test results, in their possession, custody, or control relating to (1) environmental conditions on, under or about the Properties and (2) Hazardous Substances used, managed, handled, transported, treated, generated, stored, at any time by the Sellers or any other Person on the Properties or any other adjacent properties, or otherwise in connection with the use and operation of the Properties.
          4.28 Certain Business Relationships with the Sellers. Except for cross ownership of the Sellers and except as otherwise set forth in Section 4.28 of the Disclosure Letter:
               (a) no Affiliate of Sellers has, or since July 1, 2004 has had, any interest in any asset, tangible or intangible, used in the business of the Sellers or any interest in any business arrangement or relationship with the Sellers;
               (b) no Affiliate of Sellers owns, or since July 1, 2004 has owned, an equity interest or any other financial or profit interest in a Person that has (1) had business dealings or a financial interest in any transaction with either of the Sellers, or (2) engaged in competition with either of the Sellers with respect to any products or services of the Sellers, except, in each such case, for the ownership of less than 1% of the outstanding stock of any publicly-traded corporation.
          4.29 Customers and Suppliers. The top 20 customers and suppliers of the Sellers, taken as a whole, by dollar volume of business for the fiscal year ended June 30, 2006, have not materially reduced their business with the Sellers or advised the Sellers that they intend to cease doing business or materially reduce their business with the Sellers.
     5. PRE-CLOSING COVENANTS.
          5.1 Due Diligence Investigation and Access. In accordance with the letter agreement dated August 1, 2006 between the Sellers and Kasco (the “Offer Letter”), the Buyer has been conducting a due diligence investigation of the Acquired Assets, the Assumed Liabilities, and the Business. Although not specified in the Offer Letter agreement, such review has included subsurface testing as part of the Phase II environmental survey performed at the Buyer’s expense. In addition, the Buyer commissioned Grant Thornton to conduct the pre-closing agreed-upon procedures contemplated by Section 2.5(a) above.
          5.2 Operation of the Business of the Sellers. Between the date of the Effective Date and the Closing Date, the Sellers have:

               (a) conducted their business only in the Ordinary Course of Business and confer with the Buyer prior to implementing operational decisions of a material nature, provided that such operations will not have prohibited funding any Employee Pension Benefit Plan in any manner;
               (b) except as otherwise directed by the Buyer in writing, and without making any commitment on the Buyer’s behalf, used the reasonable best efforts to preserve intact their current business organization, kept available the services of its officers, employees and agents and maintained its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
               (c) maintained the Acquired Assets in working order;
               (d) kept in full force and effect, without amendment, all material rights relating to the Sellers’ business;
               (e) continued in full force and effect the insurance coverage under the policies referenced in Section 4.20 of this Agreement or substantially equivalent policies;
               (f) cooperated with the Buyer and assisted the Buyer in identifying the governmental authorizations required by the Buyer to operate the business from and after the Closing Date upon either transferring existing governmental authorizations of the Sellers to the Buyer, where permissible, or obtaining new governmental authorizations for the Buyer; and
               (g) maintained all books and records of the Sellers relating to the Sellers’ business in the Ordinary Course of Business.
          5.3 Negative Covenant of the Sellers. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, the Sellers shall not, without the prior written consent of the Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.9 or any material adverse change in the assets, liabilities, or business of Sellers would occur; (b) make any modification to any material Seller Contract or governmental authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Acquired Assets, the business of the Sellers, or the Assumed Liabilities.
          5.4 Required Approvals. As promptly as practicable after the date of this Agreement, the Sellers and the Buyer shall make all filings required by law to be made in order to consummate the transactions contemplated by this Agreement. Each of the Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate with the other Party and its employees, agents, brokers, employees, attorneys, accountants, bankers, environmental consultants and other representatives (collectively, “Representatives”) with respect to all filings that a Party shall be required to make in connection with the transactions contemplated by this Agreement. Each of the Buyer, on the one hand, and the Sellers, on the other hand, also shall cooperate with the other

Party and its Representatives with respect to procuring all consents contemplated hereby or necessary to consummate the transactions contemplated by this Agreement.
          5.5 Notification. Between the date of this Agreement and the Closing, the Sellers shall promptly notify the Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Sellers’ representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any material fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Sellers’ discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, the Sellers shall promptly deliver to the Buyer a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of the Buyer under Section 8. During the same period, the Sellers also shall promptly notify the Buyer of the occurrence of any breach of any covenant of the Sellers in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 7.1 impossible or unlikely.
          5.6 No Shopping. Until such time as this Agreement shall be terminated, neither of the Sellers shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than the Buyer) relating to any business combination transaction involving the Sellers, or either of them, including the sale of any equity interest in either of the Sellers, the merger or consolidation of either of the Sellers or the sale of the Sellers’ business or any of the assets of the Sellers (other than in the Ordinary Course of Business).
          5.7 Reasonable Best Efforts. The Sellers and the Buyer shall use their reasonable best efforts to cause the conditions in Section 7 to be satisfied.
          5.8 Change of Name. On or before the Closing Date, the Sellers shall (a) amend their organizational documents and take all other actions necessary to change their names to names sufficiently dissimilar to the Sellers’ present names, in the Buyer’s judgment, to avoid confusion (and in no event containing the words “Southern Saw,” “Atlanta,” or “Sharptech”), and (b) take all actions requested by the Buyer to enable the Buyer to use one of such names in the State of Georgia.
          5.9 Payment of Liabilities. Prior to the Closing Date, the Sellers shall pay or otherwise satisfy their Liabilities in the Ordinary Course of Business.
          5.10 Cooperation Concerning Title; Survey; UCC Searches.
               (a) Cooperation Concerning Title. The Sellers shall reasonably cooperate with the Buyer in obtaining for the Buyer, at the Buyer’s expense, for each parcel, tract or subdivided land lot of Owned Property, from Chicago Title Insurance Company (the “Title Insurer”):

                 (1) title commitments issued by the Title Insurer to insure title to all Owned Property, including the land, improvements, insurable appurtenances, in the amount of that portion of the Purchase Price allocated to the Property, naming the Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 form owner’s policy of title insurance subject to the Permitted Exceptions (each a “Title Commitment”);
                 (2) complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the “Recorded Documents”); and
The Title Commitment also shall set forth the Title Insurer’s requirements for issuing its title policy subject to Permitted Exceptions, it being understood that such requirements (other than the payment of the premium, which shall be the responsibility of the Buyer) shall be met by the Sellers on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary encumbrances, but excluding encumbrances that will remain after Closing and those requirements that are to be met solely by the Buyer). In order to assist the Buyer in obtaining the Title Commitment, the Sellers shall deliver to the Buyer promptly any existing title insurance policies and title information that they may have with respect to any parcel of Owned Property.
               (b) Survey. The Sellers shall furnish to the Buyer as promptly as practicable and in any event before September 15, 2006 a survey an updated and/or current survey of the Owned Property completed or updated immediately prior to or after the date of this Agreement by a land surveyor licensed by the State of Georgia and bearing a certificate, signed and sealed by the surveyor, certifying to the Buyer and the Title Insurer that: such survey was made (A) in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and ACSM in 2005, and includes Items 2, 3, 4, 7(A), 7(B)(1), 8, 9, 10, 11(A) and 13 of Table A thereof, and (2) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate) (“Survey”).
               (c) Title Objections. If any of the following shall occur (collectively, a “Title Objection”):
                 (1) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than the Sellers has title to the insured estate covered by the Title Commitment;
                 (2) any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Exceptions or one that the Sellers will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that the Buyer reasonably believes could materially and adversely affect the Buyer’s use and enjoyment of the Owned Property described therein; or
                 (3) any Survey discloses any matter that the Buyer reasonably believes could materially and adversely affect the Buyer’s use and enjoyment of the Owned Property described therein;
then the Buyer shall notify the Sellers in writing (“Buyer’s Notice”) of such matters within ten (10) Business Days after receiving all of the Title Commitment, the Survey and copies of the relevant Recorded Documents. The Sellers shall use their reasonable best efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms acceptable to the Sellers and the Buyer is herein referred to as an “Insured Exception.” The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by the Buyer in the manner aforesaid shall be deemed to be acceptable to the Buyer. Nothing in this Section 5.11(c) waives the Buyer’s right to claim a breach of Sellers’ obligations under this Agreement.
               (d) UCC Searches. The Sellers shall cooperate with the Buyer in obtaining complete and current searches in the names of the Sellers and other appropriate parties of all Uniform Commercial Code Financing Statement records maintained by the Secretary of State of Georgia, in which both of the Sellers are organized, and each county within Georgia where either Seller does business and in which a UCC Financing State properly and effectively could be filed with respect to accounts, inventory, and equipment in order to perfect a security interest in such Acquired Assets and wherever else the Sellers or the Buyer shall believe that a Uniform Commercial Code Financing Statement has been filed. Sellers also shall take such action as shall be necessary, effective no later than Closing, to obtain such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all Acquired Assets to be sold under this Agreement are free and clear of Security Interests, other than as permitted under this Agreement.
          5.11 Removing Excluded Assets. On or within ninety (90) days following the Closing Date, the Sellers shall have removed all Excluded Assets from all facilities of the Sellers. Such removal shall be done in such manner as to avoid any damage to the facilities and other properties of the Sellers. Any damage to the Acquired Assets resulting from such removal shall be promptly paid by the Sellers. Should the Sellers fail to remove the Excluded Assets as required by this Section 5.12, the Buyer shall have the right, but not the obligation, after Closing (a) if agreed upon with the Sellers, to remove the Excluded Assets at the Sellers’ sole cost and expense; (b) to store the Excluded Assets and to charge the Sellers all storage costs associated therewith; or (c) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. The Sellers shall promptly reimburse the Buyer for all costs and expenses incurred by the Buyer in connection with any Excluded Assets not removed by the Sellers within ninety (90) days.
          5.12 Bulk Sales Laws. The Sellers shall comply with the provisions of the Bulk Sales Laws in connection with the transactions contemplated by this Agreement. The Sellers warrant and agree to pay and discharge when due (and in any event prior to Closing) all claims of creditors that could be asserted against the Buyer by reason of any non-compliance to the extent that such liabilities are not Assumed Liabilities. To the extent that the procedures for compliance with the Bulk Sales Laws referenced in Exhibit A to this Agreement otherwise would allow the Sellers to satisfy any such obligations after Closing, the Sellers nevertheless agree to satisfy all such obligations prior to Closing. The Sellers hereby jointly and severally indemnify and agree to hold the Buyer harmless from, against and in respect of, and shall on demand reimburse the Buyer for, any loss, liability, cost or expense suffered or incurred by the Buyer by reason of the failure of the Sellers to pay or discharge any such claims.
          5.13 Anti-Sandbagging. The Buyer has disclosed to Sellers any inaccuracies or breaches of the Sellers’ representations and warranties that are within the Knowledge of the Buyer on or prior to the Closing Date. Nothing in this Section 5.13 shall relieve the Sellers of any indemnity obligation in respect of such breach if Buyer decides to close the transactions contemplated hereby notwithstanding such breach.
          5.14 Stub Period. The following rules will apply to the Stub Period:
               (a) During the Stub Period, the Sellers have continued to be the legal owner of the Acquired Assets and the business. Consequently, the Sellers shall keep their properties and operations insured under the policies of insurance referenced in Section 4.20 of this Agreement.
               (b) By the close of business on the Closing Date, the Sellers shall have terminated all employees except Boyle.
               (c) The Buyer shall be entitled to any earnings during the Stub Period and shall bear any loss incurred during the Stub Period. Notwithstanding the foregoing, (1) the expense of terminated employees outside ordinary compensation, (2) any Liability covered by the Sellers’ insurance, and (3) any matter constituting a breach of Sellers’ representations and warranties shall be for Sellers’ account throughout the Stub Period.
     6. EMPLOYEES AND POST-CLOSING COVENANTS. The Parties agree as follows with respect to Employees and the period following the Closing:
          6.1 Employees Other than Boyle. Not less than five days prior to the Closing Date, the Buyer has provided the Sellers with a list of the employees of the Sellers (it being stipulated that Southern Saw has no employees and that all employees of Sellers are employees of Holdings) who will be offered employment by Buyer (the “Employment Schedule”). The following terms shall apply to the employment of those employees listed on the Employment Schedule:
               (a) Concurrent with Closing, the Buyer shall offer employment to the employees of Sellers listed on the Employment Schedule at such employees’ then existing base wages (except that in the case of territory managers such compensation may consist of a different mix of salary and commissions than Sellers have paid), subject to such other employment benefits and incentive compensation plans as the Buyer may choose. Subject to the foregoing, the Buyer may offer employment on Buyer’s standard employment terms (which, for territory managers, may include a noncompetition agreement).
               (b) The Buyer may delete from the Employment Schedule any person originally listed who shall fail to have proper INS employment documentation (e.g., documents required to complete Form I-9 “Employment Eligibility Verification”) or who shall fail the Buyer’s pre-employment drug test. No deletion of an employee from the Employment Schedule pursuant to this Section 6.1(c) shall obligate the Buyer to add any substitute employee to the Employment Schedule.
               (c) If the Buyer shall hire any employee of the Sellers at Closing and thereafter shall terminate such employee (other than For Cause) within one year following the Closing Date, the Buyer shall pay such terminated employee as severance pay three months of such employee’s base pay (for territory managers the pay will be the average compensation for the preceding twelve (12) months, provided that months of employment will apply for any territory manager employed less than 12 months).
               (d) Notwithstanding the Buyer’s obligation to pay severance pay in certain circumstances as set forth above it is understood and agreed that:
                 (1) The employment offered by the Buyer is “at will” and may be terminated by the Buyer or by an employee at any time for any reason; and

                 (2) Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Buyer to terminate, reassign, promote or demote any of the employees of the Sellers after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, or terms or conditions of employment of such employees.
               (e) The Sellers shall be solely liable for (1) any amounts payable or distributable to Sellers’ employees under any Employment Benefit Plan maintained or contributed to by Sellers, or either of them, and (2) any severance payment required to be made to the Sellers’ employees due to the transactions contemplated by this Agreement, save and except for any severance that the Buyer may be liable for under this Section 6.1. Without limiting the generality of the foregoing, the Buyer shall not have any responsibility, liability or obligation, whether to employee, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained or contributed to by the Sellers, or either of them.
               (f) Nothing in this Section 6.1 shall apply to Boyle, and Boyle shall not be included in the 95% test referenced above.
               (g) Employees of Holdings who are hired by the Buyer will be entitled to (a) receive credit under the Buyer’s Employee Benefit Plans for purposes of eligibility and vesting for all years of service under the Holdings ESOP, but their years of service prior to Closing shall not be taken into account for purposes of accruing benefits under any retirement plan of the Buyer or any Affiliate; and (b) until such time as the same is altered to include Sellers’ employees in Kasco’s existing medical insurance plan, to participate in the Kaiser medical insurance policy maintained by the Sellers prior to Closing (provided, however, that dental and life coverage shall be provided only under Kasco’s existing dental and life insurance plans).
          6.2 Payment of Taxes Resulting from Sale of Acquired Assets by the Sellers. The Sellers shall pay as required by law all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by legal requirements, only to the extent that such Taxes may affect the free and clear title to the Acquired Assets.
          6.3 Payment of Liabilities. In addition to payment of Taxes pursuant to Section 6.2, the Sellers shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of the Sellers under this Agreement to the extent that the nonpayment of such Retained Liabilities or other Liabilities may affect the free and clear title to the Acquired Assets. The Sellers will in any event abide by their obligations under Section 5.12 of this Agreement. The Buyer will pay all Assumed Liabilities in a timely manner.
          6.4 Restrictions on Dissolution of the Sellers. The Sellers shall not dissolve until after the later of (a) 30 days after the completion of all adjustment procedures contemplated by Section 2 above, (b) the Sellers’ payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 6.2 and 6.3. Neither Buyer nor Kasco will dissolve prior to payment of all Assumed Liabilities as provided in this Agreement; provided, however, that the Buyer may be merged into Kasco without violating the covenant set forth in this Section 6.4.
          6.5 Reports and Returns. The Sellers shall promptly after the Closing prepare and file all reports and returns required by legal requirements relating to the business of the Sellers as conducted using the Acquired Assets, to and including the Effective Date. The Buyer shall promptly after the Closing Date prepare and file all reports and returns required by law relating to the Acquired Assets, the Assumed Liabilities and the Business after the Effective Date.
          6.6 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Each Party acknowledges and agrees that from and after the Closing any Party will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Business that was conducted by Southern Saw prior to the Closing Date.
          6.7 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand brought by a third party or brought by a Party against a third party in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers or Buyer, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).
          6.8 Transition. Neither the Sellers nor their Affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Sellers prior to the Closing. The Sellers and their Affiliates will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.
          6.9 Post-Closing Access to Records. After the Closing Date, the Buyer shall retain for a period consistent with the Buyer’s record-retention policies and practices those records of the Sellers delivered to the Buyer. The Buyer also shall provide the Sellers and their Representatives reasonable access to such records, during normal business hours on at least four (4) hours prior written notice, to enable them to prepare financial statements or tax returns, deal with audits of any nature, do any other activities necessary (as determined by Sellers) to collect and liquidate retained Trade Accounts Receivable, pay employee compensation (if any), administer or terminate any Employee Benefit Plans maintained by Sellers and close the business of Sellers. Wherever the Buyer shall have charged the Buyer the Buyer’s incremental cost of warranty work and returns as contemplated by Section 6.10 of this Agreement, the Buyer shall provide the Sellers such access to the books and records of the Buyer as shall be reasonably necessary to substantiate the Buyer’s charges to the Sellers. In addition, Boyle will be entitled to use (off-site) the computer that he has used while working for Holdings for a period of ninety (90) days following the Closing Date.
          6.10 Warranties and Returns. After the Closing, the Buyer will perform for the Sellers at its incremental cost all warranty work that is the responsibility of the Sellers pursuant to warranties described in Disclosure 4.22. The Buyer also will process returns for the Sellers. In performing such warranty work and processing such returns, the Buyer will perform work, process returns, and incur expenses for the Sellers’ account only to the extent that the Buyer would do the same when acting on its own account. All such costs will be charged to, and be payable solely from, the Escrow Account. Buyer will provide Sellers with written proof of all charges.
     7.  CONDITIONS TO OBLIGATION TO CLOSE.
          7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
               (a) the representations and warranties set forth in Section 3.1 and Section 4 above (without regard to any amendment or supplement to the Disclosure Letter pursuant to Section 4 above) shall be true and correct in all material respects as of the Effective Date and as of the Closing Date;
               (b) the Sellers shall have performed and complied with all of their covenants and agreements hereunder in all material respects through the Closing;

               (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement, (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (3) materially and adversely affect the right of the Buyer to own the Acquired Assets, or (4) materially and adversely affect the business of the Buyer with respect to the Acquired Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
               (d) the Buyer shall have received (1) a certificate, signed by the appropriate officers of the Sellers, as to the satisfaction of the conditions contained in Sections 7.1(a)-(c) above and (2) a certificate of the appropriate officer reasonably necessary for contracts to be transferred to Buyer of Holdings as to the authenticity and effectiveness of the actions of the board of directors of Holdings and the Holdings ESOP authorizing the Sellers to enter into this Agreement and approving the transactions contemplated by this Agreement;
               (e) the Sellers shall have procured all of governmental or other the third party consents specified in Exhibit I (“Required Consents”) reasonably necessary for contracts to be transferred to Buyer, and without any change in the terms of the underlying contract;
               (f) the absence of material pending or threatened litigation or material claims regarding this Agreement or the transactions contemplated hereby;
               (g) the absence of any material adverse change in Sellers’ business, financial condition, assets or operations since June 30, 2006 and the absence of any termination of any material contract or customer relationship as a result of the change of control of Sellers;
               (h) the audited financial statements of the Sellers for the fiscal year ended June 30, 2006 shall reflect earnings before interest, taxes, and ESOP costs, of at least $100,000;
               (i) based solely on the Sellers’ sales to those persons who are customers of the Sellers at June 30, 2006, the Sellers shall have had for the fiscal year ended June 30, 2006 annualized sales of $16,500,000 or more;
               (j) the environmental experts engaged by the Buyer shall have conducted environmental surveys of the Property (including Phase II surveys, if reasonably required), and the results of such surveys shall not reveal the presence of environmental conditions that are unacceptable to the Buyer on a reasonable basis;
               (k) the Buyer shall have obtained with respect to the Owned Property the Title Commitment contemplated by Section 5.11(a) of this Agreement, in such amount equal to value of such Owned Property (including all improvements located thereon), insuring title to the Owned Property to be in the Sellers as of the Closing and subject only to the Permitted Exceptions described in Section 4.13(i) of the Disclosure Letter;
               (l) with respect to the Owned Property, the Sellers shall have procured a Survey as contemplated by Section 5.11(b) of this Agreement not disclosing any survey defect or encroachment from or onto the Owned Property which has not been cured or insured over to the Buyer’s reasonable satisfaction prior to the Closing;
               (m) the Sellers and the Escrow Agent shall have entered into the Escrow Agreement;
               (n) the Sellers shall have entered into a noncompetition agreement and confidentiality agreement in form and substance as set forth in Exhibit J attached hereto (the “Noncompetition Agreement”), which, for a period of two years after the Closing Date, (1) shall impose on Sellers various obligations of confidentiality, (2) shall preclude Sellers, and companies in which either of them has a material financial interest from directly or indirectly competing with Buyer in the Business being acquired, and (3) shall preclude Sellers or their affiliates from soliciting during the five-year period following the Closing any employees of Holdings to whom

Buyer shall have made an offer of employment; provided, however, that if there is any conflict between the Noncompetition Agreement and the description of it that appears above, the terms of the Noncompetition Agreement shall control;
               (o) Boyle shall have executed and delivered the New Boyle Noncompetition Agreement in the form attached to this Agreement as Exhibit K; provided, however, that this condition shall be deemed waived by the Buyer and the Sellers if Boyle refuses to execute the New Boyle Noncompetition Agreement and the Buyer is relieved of its obligation to pay the additional $500,000 contemplated by Section 2.4 of this Agreement;
               (p) the Buyer shall have received from Smith Moore, LLP, counsel to the Sellers and the Holdings ESOP, an opinion in the form set forth in Exhibit L attached hereto, addressed to the Buyer, and dated as of the Closing Date;
               (q) the Seller Contracts requiring changes, as identified in Exhibit M (the “Seller Contracts Requiring Changes”) shall have been amended to assign them to the Buyer, and such amendment shall be approved by the other parties to such agreements;
               (r) the Sellers shall have complied with the Bulk Sales Laws of the State of Georgia as contemplated by Section 5.12 of this Agreement;
               (s) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.
The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing. The Buyer shall use its reasonable best efforts to cause the conditions contained in Section 7.1 to be satisfied.
          7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
               (a) the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, except for any representations or warranties qualified by materiality limitations, which shall instead be true and correct in all respects;
               (b) the Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing;
               (c) no order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
               (d) the Sellers shall have received a certificate, signed by the appropriate officer of the Buyer as to the satisfaction of the conditions specified above in Section 7.2(a)-(c);
               (e) the Buyer and the Escrow Agent shall have entered into the Escrow Agreement.
               (f) the Sellers shall have received from Holland & Knight, LLP, counsel to the Buyer, an opinion in the form set forth in Exhibit O attached hereto, addressed to the Sellers, and dated as of the Closing Date; and
               (g) the absence of pending litigation or material claims (including any legal action by Steel Partners II, LLP or an affiliate thereof) regarding this Agreement or the transactions contemplated hereby.

The Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing. The Sellers will use their reasonable best efforts to cause the conditions contained in this Section 7.2 to be satisfied.
     8. REMEDIES FOR BREACHES OF THIS AGREEMENT.
          8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, except as set forth in Section 6.6 above) for eighteen (18) months after the Closing Date. No such termination shall affect the rights of a Party in respect of any claim made by such Party in a writing received by another Party prior to the expiration of any such period.
          8.2 Indemnification Provisions for Benefit of the Buyer.
               (a) If the Sellers breach any of their representations, warranties, covenants or agreements contained herein (including, without limitation, the Sellers’ obligation to satisfy all Retained Liabilities), if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 10.8 below within such survival period, then the Sellers, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. Notwithstanding the foregoing, except in the instances of actual fraud on the part of Sellers, or either of them, the Buyer agrees that it shall collect any Adverse Consequences recoverable by the Buyer pursuant to this Section 8.2(a) solely from the Escrowed Proceeds pursuant to the Escrow Agreement, and the amount recoverable by the Buyer under this Section 8.2(a) shall be limited to the amount of the Escrowed Proceeds.
               (b) The Sellers and not the Buyer shall be solely liable in respect of any matters constituting the Retained Liabilities.
               (c) The Sellers jointly and severally agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by actual fraud of the Sellers, or either of them.
          8.3 Indemnification Provisions for Benefit of the Sellers.
               (a) General. If the Buyer breaches any of its representations, warranties, covenants or agreements contained herein (including, without limitation, the Buyer’s obligation to satisfy all Assumed Liabilities), and, only if there remains an applicable survival period pursuant to Section 8.1 above, provided that the Sellers make a written claim for indemnification against the Buyer pursuant to Section 8.8 below within such survival period, then the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Sellers may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) subject to the limitations set forth in this Article 8.
               (b) The Buyer and not the Sellers will be solely liable for, and in respect of, the Assumed Liabilities and matters relating thereto.
               (c) The Buyer agrees to indemnify the Sellers from and against the Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by actual fraud of the Buyer.
               (d) Steel Partners Tender Offer. Should either Seller incur any litigation or general legal fees or other costs or expenses as a result of being named as a party defendant, being called to testify, or filing any responsive pleading in a court of law to defend its rights in any action or proceeding relating to the tender offer of Steel Partners II, LLP with respect to Bairnco Corporation. Buyer will indemnify Sellers for all such fees and costs.
          8.4 Matters Involving Third Parties.
               (a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
               (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, except that the Indemnified Party will pay any costs or liabilities attributable to its conduct (2) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
               (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.
               (d) In the event any of the conditions in either Section 8.4(b)(1) or (5) above is or becomes unsatisfied (in the case of Section 8.4(b)(5) after the Indemnified Party has given the Indemnifying Party written notice of the specific deficiencies in the performance of the Indemnifying Party and the Indemnifying Party has failed to take reasonable steps to remedy such deficiencies within 15 days after receipt of such notice), however, (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may in good faith deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (2) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (3) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8, subject to the limitations stated in Section 8.5. In the event any of the conditions in Sections 8.4(b)(2), (3), or (4) above is unsatisfied, the Indemnified Party will have the right to participate in the defense of the applicable Third Party Claim with counsel of its choice at its expense, and the Indemnifying and Indemnified Party will use all reasonable good faith efforts to agree on an equitable apportionment of the expenses of defense and other terms of joint defense, it being understood that neither party will have the unilateral right to commit the other party to any compromise or settlement of such Third Party Claim.
          8.5 Limitations. The liability of the Sellers for claims under this Agreement shall be limited by the following:

               (a) No Adverse Consequences shall be recoverable by the Buyer pursuant to the provisions of this Section 8 unless and only to the extent that the amount of all such Adverse Consequences equals or exceeds in the aggregate eighty thousand dollars ($80,000) (the “Indemnity Basket”); provided, however, that after the Indemnity Basket has been satisfied in the aggregate such claims shall be recoverable from the first dollar. Claims in respect of (A) downward adjustments of the Purchase Price, and (B) actual fraud of Sellers shall be payable from the first dollar.
               (b) The aggregate amount of Adverse Consequences recoverable pursuant to the provisions of this Section 8 by the Buyer shall be absolutely and entirely limited to the Escrowed Proceeds (the “Indemnity Cap”). Such limitation does not apply to Adverse Consequences based on actual fraud of the Sellers, or either of them.
          8.6 Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the prime rate as reported from time to time in The Wall Street Journal as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the final Purchase Price.
          8.7 Other Indemnification Provisions. This Section 8 shall be the absolute and exclusive remedy of the Parties for the breach (or alleged breach) of any representation, warranty, covenant or agreement contained herein or made pursuant to this Agreement and the transactions contemplated hereby; provided, however, that these exclusive remedies will not (a) apply in the case of fraud and (b) be construed to preclude a Party from bringing an action for specific performance or other equitable remedy to require the other parties to perform its or their obligations under this Agreement. .
          8.8 Mitigation. Each Indemnified Party and each Indemnifying Party shall use its reasonable best efforts and shall consult and cooperate with each other with a view towards mitigating claims, losses, liabilities, damages, deficiencies, costs and expenses that may give rise to claims for indemnification under Sections 8.2 through 8.7.
     9. MISCELLANEOUS.
          9.1 Nature of Certain Obligations. . The representations, warranties, covenants and agreements of the Sellers in this Agreement are joint and several obligations of the Sellers.
          9.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to or immediately after the Closing without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.
          9.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that the employees of Holdings will be able to enforce their rights to compensation, benefits and severance pay against Buyer.
          9.4 Entire Agreement. This Agreement (including the recitals appearing at the beginning of this Agreement, the Exhibits, the Schedules, and any other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, except that the confidentiality agreement dated September 26, 2005 and the provisions of the Offer Letter relating to due diligence and access will remain in effect.
          9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder and the guarantee of the Buyer’s Guarantor will continue to apply).
          9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.
          9.7 Headings. The Section and subsection headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          9.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (d) on the day of transmission if transmitted by facsimile on any Business Day between 9:00 a.m. and 4:00 p.m. local time, or, if transmitted outside of these times, on the commencement of the following Business Day or (d) four Business Days if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:	Southern Saw Holdings, Inc.
Southern Saw Service, L.P.
c/o Peter J. Boyle
8775 Torrington Drive
Roswell, Georgia 30076

Copy to:	Smith Moore LLP
One Atlantic Center
1201 W. Peachtree Street, Suite 3700
Atlanta, GA 30309
Facsimile: (404) 962-1236
Attention: Allen Buckley, Esq.

If to the Buyer:	Southern Saw Acquisition Corporation
c/o Kasco Corporation
300 Primera Blvd., Suite 432
Lake Mary, FL 32746
Facsimile: (407) 875-3398
Attention: Luke E. Fichthorn III Chairman

Copy to:	Holland & Knight LLP
200 South Orange Ave., Suite 2600
Orlando, FL 32801
Facsimile: (407) 244-5288
Attention: Leighton D. Yates, Jr.
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
          9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.
          9.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
          9.12 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses (including legal fees and expenses) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing:
               (a) Brokers and Finders. Each party will be responsible for compensating any broker or finder engaged by such party.
               (b) Title Insurance. The Buyer will be responsible for the cost of the Title Commitment and the related title insurance policy to be procured by the Buyer, and the Sellers will be responsible for the cost of the Surveys.
               (c) Due Diligence Expenses. The Buyer will be responsible for its due diligence expenses and the Phase I and/or Phase II environmental audit to be performed on Sellers’ facilities that are included in the Acquired Assets.
               (d) Grant Thornton and Other Accountants. The Buyer will be responsible for the fees and expenses of Grant Thornton in connection with its audits, including the audit required for the post-closing adjustment. If other accountants are engaged because the Sellers do not accept Grant Thornton’s post-closing determination, each of the Buyer, on the one hand, and the Sellers, on the other hand, will be responsible for 50% of such other accountants’ fees and expenses.
               (e) Transfer Taxes. Each of the Buyer, on the one hand, and the Sellers, on the other hand, shall be liable for 50% of all transfer taxes on the Acquired Assets. The Sellers and the Buyer will cooperate in seeking by lawful means to reduce the amount of transfer taxes so payable. Without limiting the generality of the foregoing, the Sellers and the Buyer specifically agree, to the extent the same is relevant under the applicable sales tax laws, as follows:
                 (1) With respect to all inventory items that are to be resold by the Buyer in transactions subject to sales Tax, the Buyer shall execute and deliver to the Sellers a resale certificate or other certificate as required by local law.
                 (2) With respect to any Acquired Assets constituting personal property as to which any “isolated transaction,” “casual sales,” or similar exemption from transfer Taxes may be available, the Parties shall submit such documentation as shall be necessary to establish the isolated nature of the transfer.
          9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and final regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.
          9.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court sitting in Atlanta, Georgia and otherwise having equity jurisdiction (subject to the provisions set forth in Section 10.15 below, but with the understanding that any action for specific performance shall be through a court proceeding rather than through a mediation or arbitration ), in addition to any other remedy to which they may be entitled, at law or in equity. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Atlanta, Georgia, in any action or proceeding under this Section 10.14 arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.
          9.15 Dispute Resolution—Mediation and Arbitration. In Section 2.8 above, the Parties have specified a means of resolving disputes as to the final Purchase Price. In Section 10.14 above, the Parties have specified that a court proceeding will be used to seek specific performance of this Agreement. Concerning all other disputes under this Agreement, the Parties agree as follows:
               (a) Claims, disputes, or other matters in question between the Parties arising out of this Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the applicable rules of the AAA currently in effect, but each party shall have rights of discovery in accordance with the Federal Rules of Civil Procedure rather than such mediation or arbitration rules. Any arbitration pursuant to this Agreement shall be held in Atlanta, Georgia and shall be conducted by a panel of three arbitrators to be selected pursuant to the applicable rules of the AAA currently in effect. The fees and expenses of arbitration shall be part of the award. Each Party in any mediation or arbitration shall pay its own attorneys’ fees.
               (b) In addition to and prior to arbitration, the Parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other Party to this Agreement and with the AAA. A demand for mediation shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statutes of repose or limitations.
               (c) Demand for arbitration shall be filed in writing with the other Party to this Agreement and with the AAA. A demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statutes of repose or limitations.
               (d) An arbitration pursuant to this Section may be joined with other matters between the Parties involving common issues of law or fact as to which the Parties have an obligation to arbitrate disputes. No arbitration arising out of this Section shall include, by consolidation, joinder, or in any other manner an additional person or entity not a Party hereto, except by written consent containing a specific reference to this Section signed by the other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute, or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the Parties shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.
               (e) The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Similarly, the arbitrator or arbitrators shall have the right to enter, in appropriate circumstances, injunctions and other orders in equity as well as in law, all of which orders shall be final, and judgment may be entered upon them in accordance with applicable law in any court having jurisdiction thereof. Notwithstanding the provisions of Section 10.14(a), an arbitrator or arbitrators shall be permitted to award attorneys’ fees and litigation costs and expenses to the prevailing party.
          9.16 Confidentiality.
               (a) Between the date of this Agreement and the Closing Date, the existing Confidentiality Agreement between the Buyer and Sellers will remain in effect. However, nothing provided therein will preclude the Buyer from conducting due diligence contemplated by the Offer Letter.
               (b) If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy as much of such written information as the other party may reasonably request.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

BUYER:

SOUTHERN SAW ACQUISITION CORPORATION

By:	/s/ Brian E. Turner Brian E. Turner
President

SELLERS:

SOUTHERN SAW HOLDINGS, INC.

By:	/s/ Peter J. Boyle Peter J. Boyle
President

SOUTHERN SAW SERVICE, L.P.

By:	SOUTHERN SAW HOLDINGS, INC.,
its General Partner

By:	/s/ Peter J. Boyle Peter J. Boyle
President
[Signature Pages to Asset Purchase Agreement]

JOINDER OF BUYER’S GUARANTOR
     KASCO CORPORATION, a Delaware corporation (“Buyer’s Guarantor”) hereby joins in the foregoing Asset Purchase Agreement (the “Agreement”) for the purpose of guaranteeing the obligations of Southern Saw Acquisition Corporation (the “Buyer”) thereunder, on the following terms:
W I T N E S S E T H:
     1. Capitalized Terms. Capitalized terms used in this Joinder of Buyer’s Guarantor (this “Joinder”) and not otherwise defined shall have the meanings set forth in the Agreement.
     2. Consideration for Guaranty. The Buyer’s Guarantor acknowledges that it is the owner of the Buyer, and consequently it will benefit materially from the transactions contemplated by the Agreement, and thus it has received adequate consideration for its covenants, guarantees and agreements set forth herein. The Sellers have told the Buyer and the Buyer’s Guarantor that the Sellers would not have entered into the Agreement unless the Buyer’s Guarantor guaranteed the Buyer’s obligations thereunder. This Joinder is being entered into at the Buyer’s request.
     3. Guaranty. By executing and delivering this Joinder, the Buyer’s Guarantor hereby irrevocably, absolutely, and unconditionally guarantees the full and punctual payment and performance by the Buyer of the Guaranteed Obligations (as defined below). For all purposes of this Joinder, “Guaranteed Obligations” means: (a) the Buyer’s prompt payment in full, when due or declared due, and at all such times of all obligations heretofore, now or at any time or times hereafter owing, arising, due or payable from the Buyer to the Sellers; and (b) the Buyer’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision in favor of Sellers to be performed, observed or discharged by the Buyer under the Agreement and all other documents executed by Buyer related to the asset purchase transaction contemplated thereby (“Related Agreements”). The Guaranteed Obligations to the Sellers under this Joinder are hereinafter collectively referred to as the “Guaranteed Obligations”.
     The Buyer’s Guarantor agrees that it is directly and primarily liable for the Guaranteed Obligations, but that fact shall not be construed to relieve the Buyer from its own primary liability.
     4. Payment. To the extent that any payment is required of the Buyer in respect of the Guaranteed Obligations, the guarantee set forth herein shall be deemed a guarantee of payment and not a guarantee of collection. If the Buyer shall default in payment or performance of any of the Guaranteed Obligations when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Agreement, or otherwise, or upon the occurrence and during the continuance of any default under the Agreement, then the Buyer’s Guarantor will, upon receipt of written demand thereof by the Sellers, fully pay to the Sellers an amount equal to all the Guaranteed Obligations then due and owing.
     5. Absolute Rights and Obligations. The Guaranteed Obligations under this Joinder shall be absolute and unconditional irrespective of, and the Buyer’s Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Joinder by reason of:
          (a) any lack of legality, validity or enforceability of the Agreement or Related Agreements relating to the Guaranteed Obligations;
          (b) any action taken under the Agreement or any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;
          (c) any release, exchange, amendment or waiver of any provision of the Agreement or Related Agreements, or with respect to the Guaranteed Obligations made in accordance with the terms of such agreements or otherwise, and no settlement or determination of any disputes between the parties in respect of the Agreement or Related Agreements, whether or not in connection with any proceeding;

          (e) any dissolution of the Buyer or any other party to an Agreement or Related Agreements, or the combination or consolidation of the Buyer or the Buyer’s Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Buyer or the Buyer’s Guarantor or any other party to a Related Agreement;
          (f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, and any acceptance of late or partial performance or payments under the Agreement or any Related Agreement, in whole or in part;
          (g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty of the Guaranteed Obligations;
          (h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Agreement or any other Related Agreement;
          (i) any other circumstance whatsoever (with or without notice to or Knowledge of the Buyer’s Guarantor) which may or might in any manner or to any extent vary the risks of the Buyer’s Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Buyer or to any collateral in respect of the Guaranteed Obligations.
It is the express purpose and intent of the parties hereto that this Joinder and the Guaranteed Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by the payment and performance in full of the Guaranteed Obligations as herein provided.
     6. Set-Off and Waiver. To the extent permitted by applicable law, the Buyer’s Guarantor waives any right to assert against the Sellers as a defense, counterclaim, set-off or cross claim, any defense (legal or equitable) or other claim which the Buyer’s Guarantor may now or at any time hereafter have against the Buyer or the Sellers without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to the Buyer’s Guarantor.
     7. Waiver of Notice.
          (a) The Buyer’s Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Joinder; (ii) any amendments, modifications, or supplements made by the Buyer or Sellers to the Agreement or Related Agreements, or replacements or extensions thereof; and (iii) presentment, demand, acceptance, default, non-payment, partial payment, performance, and protest. The Buyer’s Guarantor agrees that the Sellers may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as the Sellers, in their sole and absolute discretion, deem advisable, without in any way or respect impairing, affecting, reducing or releasing the Buyer’s Guarantor from the Guaranteed Obligations, and the Buyer’s Guarantor hereby consents to each and all of the foregoing events or occurrences.
          (b) The Buyer’s Guarantor hereby agrees that payment or performance by the Buyer’s Guarantor of the Guaranteed Obligations under this Joinder may be enforced by the Sellers upon demand by the Sellers to the Buyer’s Guarantor without the Sellers’ being required (the Buyer’s Guarantor expressly waiving to the extent permitted by law any right it may have to require the Sellers) to (i) prosecute collection or seek to enforce or resort to any remedies, or bring a claim against the Buyer or any other guarantor of the Guaranteed Obligations, or (ii) seek to enforce or resort to any remedies granted to the Sellers in the Agreement or Related Agreements by the Buyer, any other guarantor of the Guaranteed Obligations or any other Person on account of the Guaranteed Obligations or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY THE BUYER’S GUARANTOR THAT DEMAND UNDER THIS JOINDER MAY BE MADE BY THE SELLERS, AND THE PROVISIONS HEREOF ENFORCED BY THE SELLERS, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OR BREACH OCCURS AND IS CONTINUING UNDER THE AGREEMENT OR RELATED AGREEMENTS.
     8. Representations and Warranties. The Buyer’s Guarantor warrants and represents to the Sellers that it is duly authorized to execute, deliver and perform this Joinder; that this Joinder has been duly executed and delivered on behalf of the Buyer’s Guarantor by its duly authorized representatives; that this Joinder is legal, valid, binding and enforceable against the Buyer’s Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that the Buyer’s

2

Guarantor’s execution, delivery and performance of this Joinder do not violate or constitute a breach of any of its operating documents or organizational documents, any agreement or instrument to which the Buyer’s Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which they or their properties or operations are subject.
     9. Binding Agreement; Assignment. This Joinder, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that the Buyer’s Guarantor shall not be permitted to assign any of its rights, powers, duties or obligations under this Joinder or any other interest herein without the prior written consent of the Sellers.
     10. Severability. The provisions of this Joinder are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Joinder shall be construed as if such invalid or unenforceable provision had never been contained herein.
     11 Counterparts. This Joinder may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Joinder to produce or account for more than one such counterpart executed by the Buyer’s Guarantor.
     12. Notices. Any notice required or permitted hereunder shall be given, (a) with respect to the Buyer’s Guarantor, at the address of the Buyer indicated in the Agreement and (b) with respect to the Sellers, at the Sellers’ address indicated in the Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in the Agreement.
     13. Construction. The rules of interpretation specified in Section 10.13 of the Agreement shall be applicable to this Agreement.
     14. Jurisdiction; Consent to Service of Process.
     (a) The Buyer’s Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Georgia state courts or federal court of the United States of America sitting in Atlanta, Georgia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Joinder or the Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state courts or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Joinder shall affect any right that the Sellers may otherwise have to bring any action or proceeding relating to this Joinder or the Agreement against the Buyer’s Guarantor or its properties in the courts of any jurisdiction.
     (b) The Buyer’s Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Joinder or the other Agreement in any Georgia state or federal court. Each of the parties hereto hereby irrevocably waive, to

3

the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Joinder this 11th day of October, 2006.

BUYER’S GUARANTOR:

KASCO CORPORATION

By:	/s/ Brian E. Turner Brian E. Turner
President

4